                 AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

                              January ___, 1998


                                   between


             HAWKER PACIFIC AEROSPACE, a California corporation,

                                      and

                        BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION



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                              TABLE OF CONTENTS

                                                                           PAGE
1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.   LINE OF CREDIT (FACILITY NO.1). . . . . . . . . . . . . . . . . . . . . 12
2.1  Line of Credit Amount . . . . . . . . . . . . . . . . . . . . . . . . . 12
2.2  Availability Period . . . . . . . . . . . . . . . . . . . . . . . . . . 12
2.3  Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
2.4  Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
2.5  Repayment Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
2.6  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

3.   TERM LOAN (FACILITY NO. 2). . . . . . . . . . . . . . . . . . . . . . . 15
3.1  Loan Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
3.2  Availability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
3.3  Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
3.4  Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
3.5  Repayment Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
3.6  Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . 16

4.   CAPITAL EXPENDITURE FACILITY (FACILITY NO.3). . . . . . . . . . . . . . 16
4.1  Capital Expenditure Loans . . . . . . . . . . . . . . . . . . . . . . . 16

5.   OPTIONAL INTEREST RATE. . . . . . . . . . . . . . . . . . . . . . . . . 18
5.1  Optional Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
5.2  Offshore Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

6.   FEES, EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
6.1  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
6.2  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
6.3  Reimbursement Costs . . . . . . . . . . . . . . . . . . . . . . . . . . 21

7.   COLLATERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
7.1  Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
7.2  Guarantees;  Personal Property Supporting Guarantees. . . . . . . . . . 22
7.3  Future Subsidiaries and Collateral. . . . . . . . . . . . . . . . . . . 22
7.4  Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

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8.   DISBURSEMENTS, PAYMENTS AND COSTS . . . . . . . . . . . . . . . . . . . 23
8.1  Requests for Credit . . . . . . . . . . . . . . . . . . . . . . . . . . 23
8.2  Disbursements and Payments. . . . . . . . . . . . . . . . . . . . . . . 23
8.3  Telephone and Telefax Authorization . . . . . . . . . . . . . . . . . . 23
8.4  Direct Debit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
8.5  Direct Debit (Line of Credit) . . . . . . . . . . . . . . . . . . . . . 24
8.6  Banking Days. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
8.7  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
8.8  Additional Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
8.9  Interest Calculation. . . . . . . . . . . . . . . . . . . . . . . . . . 25
8.10 Default Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
8.11 Overdrafts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
8.12 Collections on Accounts Receivable. . . . . . . . . . . . . . . . . . . 26

9.   CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
9.1  Authorizations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
9.2  Incumbency Certificates; Governing Documents. . . . . . .   . . . . . . 27
9.3  Security Agreements, Etc. . . . . . . . . . . . . . . . . . . . . . . . 27
9.4  Evidence of Priority. . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.5  Consent to Removal. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.6  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.7  Business Interruption Insurance . . . . . . . . . . . . . . . . . . . . 27
9.8  Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.9  Subordination Agreement . . . . . . . . . . . . . . . . . . . . . . . . 27
9.10 Initial Public Offering . . . . . . . . . . . . . . . . . . . . . . . . 27
9.11 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.12 Legal Opinions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
9.13 Appraisal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
9.14 Payment of Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
9.15 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
9.16 Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
9.17 Certain Financial Information . . . . . . . . . . . . . . . . . . . . . 28
9.23 Other Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

10.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . 29
10.1 Organization of Borrower and its Subsidiaries . . . . . . . . . . . . . 29
10.2 Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

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10.3   Enforceable Agreement  . . . . . . . . . . . . . . . . . . . . . . . . 30
10.4   Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
10.5   No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
10.6   Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . 30
10.7   Lawsuits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
10.8   Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
10.9   Permits, Franchises. . . . . . . . . . . . . . . . . . . . . . . . . . 31
10.10  Other Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
10.11  Income Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . 31
10.12  No Event of Default. . . . . . . . . . . . . . . . . . . . . . . . . . 31
10.13  Merchantable Inventory . . . . . . . . . . . . . . . . . . . . . . . . 31
10.14  ERISA Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
10.15  Location of Borrower and its Subsidiaries. . . . . . . . . . . . . . . 32
10.16  Certain Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . 32
10.17  The Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
10.18  Environmental. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
10.19  Governmental Regulation. . . . . . . . . . . . . . . . . . . . . . . . 33
10.20  Copyrights, Patents, Trademarks and Licenses, etc. . . . . . . . . . . 33
10.21  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
10.22  Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 33

11.    COVENANTS . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . 34
11.1   Use of Proceeds . . . . . . . . . . . . . . .  . . . . . . . . . . . . 34
11.2   Use of Proceeds: Ineligible Securities. . . .  . . . . . . . . . . . . 34
11.3   Financial and Other Information . . . . . . .  . . . . . . . . . . . . 34
11.4   Senior Funded Debt to Adjusted EBITDA . . . .  . . . . . . . . . . . . 37
11.5   Fixed Charge Coverage Ratio . .. . . . . . . . . . . . . . . . . . . . 37
11.6   Profitability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
11.7   Other Debts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
11.8   Other Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
11.9   Capital Expenditures for Rotable Gears . . . . . . . . . . . . . . . . 39
11.10  Capital Expenditures for Other Assets. . . . . . . . . . . . . . . . . 39
11.11  Dividends and Other Payments . . . . . . . . . . . . . . . . . . . . . 40
11.12  Loans to Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
11.13  Notices to Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
11.14  Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
11.15  Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
11.16  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . 41
11.17  Preservation of Rights . . . . . . . . . . . . . . . . . . . . . . . . 41
11.18  Maintenance of Properties. . . . . . . . . . . . . . . . . . . . . . . 41

11.19  Perfection of Liens . . . . . . . . . . . . . . . . . . . . . . . . . 41
11.20  Places of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 41
11.21  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
11.22  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
              (a)  Insurance Covering Collateral . . . . . . . . . . . . . . 42
              (b)  General Business Insurance. . . . . . . . . . . . . . . . 42
              (c)  Evidence of Insurance . . . . . . . . . . . . . . . . . . 42
11.23  Additional Negative Covenants . . . . . . . . . . . . . . . . . . . . 42
11.24  ERISA Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
11.25  Inspection of Property and Books and Records. . . . . . . . . . . . . 43
11.26  Environmental Laws. . . . . . . . . . . . . . . . . . . . . . . . . . 43
11.27  Collection of Accounts. . . . . . . . . . . . . . . . . . . . . . . . 43
11.28  Amendment to the Environmental Indemnities. . . . . . . . . . . . . . 44
11.29  Capitalization of HP UK . . . . . . . . . . . . . . . . . . . . . . . 44

12.    DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
12.1   Failure to Pay. . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
12.2   Lien Priority . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
12.3   Loan Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
12.4   False Informat. . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
12.5   Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
12.6   Receivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
12.7   Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
12.8   Government Action . . . . . . . . . . . . . . . . . . . . . . . . . . 45
12.9   Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . 45
12.10  Cross-default . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
12.11  Other Bank Agreements . . . . . . . . . . . . . . . . . . . . . . . . 46
12.12  ERISA Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
12.13  Environmental Indemnity Breach. . . . . . . . . . . . . . . . . . . . 46
12.14  Change in Control or Management . . . . . . . . . . . . . . . . . . . 46
12.15  Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
12.16  Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
12.17  Other Breach Under Agreement. . . . . . . . . . . . . . . . . . . . . 47

13.   ENFORCING THIS AGREEMENT; MISCELLANEOUS. . . . . . . . . . . . . . . . 48
13.1  GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
13.2  California Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
13.3  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . 48
13.4  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
13.5  Severability; Waivers. . . . . . . . . . . . . . . . . . . . . . . . . 50

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13.6   Administration Costs . . . . . . . . . . . . . . . . . . . . . . . . . 50
13.7   Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
13.8   One Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
13.9   Disposition of Schedules, Reports, Etc. Delivered by Borrower. . . . . 51
13.10  Returned Merchandise . . . . . . . . . . . . . . . . . . . . . . . . . 51
13.11  Verification of Receivables. . . . . . . . . . . . . . . . . . . . . . 51
13.12  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
13.13  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
13.14  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
13.15  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

                 AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

          This Amended and Restated Business Loan Agreement (this "Agreement") dated as January ___, 1998 is entered into between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BANK") and HAWKER PACIFIC AEROSPACE, a California corporation ("BORROWER"), and amends and restates in its entirety the Business Loan Agreement (the "Existing Loan Agreement") dated November 27, 1996 between the Bank and Borrower (acting under its former name, Hawker Pacific, Inc.). Borrower and Bank hereby agree as follows:

1.   DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

     "ACCEPTABLE RECEIVABLE" means an account receivable which satisfies the following requirements:

               (a) The account has resulted from the sale of goods or the performance of services by Borrower or HP UK in the ordinary course of their business.

               (b) There are no conditions which must be satisfied before Borrower or HP UK is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

               (c) The debtor upon the account does not claim any defense to payment and has not asserted any counterclaims or offsets against Borrower or its Subsidiaries. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

               (d) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.

               (e) Borrower or HP UK has sent an invoice to the debtor in the amount of the account.

               (f) The account is owned by Borrower or HP UK free of any title defects or any liens or interests of others except the security interest in favor of Bank.

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               (g)  The debtor upon the account is not any of the following:

                    (i) an employee, affiliate, parent or Subsidiary of Borrower or HP UK, or an entity which has common officers or directors with Borrower or HP UK.

                    (ii) any government or any agency or department of any nation other than an account of Borrower arising out of the Coast Guard Contract (and then only to the extent that Borrower has caused an effective assignment of the Coast Guard Contract to occur under the Federal Assignment of Claims Act assigning the interest of Bank in the Coast Guard Contract, to the satisfaction of Bank), and any other contract with the United States of America or its agencies and instrumentalities which is reasonably acceptable to Bank and as to which such a filing has been completed.

                    (iii) any person or entity located in a foreign country (other than accounts owed to Borrower from debtors located in the Canadian provinces of Quebec, Ontario, British Columbia, Saskatchewan and Manitoba) unless the account is supported by a letter of credit issued by a bank acceptable to Bank or by FCIA insurance or other credit insurance acceptable to Bank in its sole discretion, and in the case of accounts receivable owed by account debtors located in the United Kingdom, debtors whose accounts are owed to HP UK.

                    (iv) any person or entity to whom Borrower or any of its Subsidiaries are obligated for goods purchased or services performed (but only to the extent of such obligation).

               (h) The account is not in default. An account will be considered in default if any of the following occur:

                    (i) The account is not paid within the 90 day period starting on its original invoice date or, in the case of accounts owed by any Major Customer, the 120 day period starting on its original invoice date (it being understood that the entire amount of such accounts which is not paid within the foregoing periods shall be excluded from Borrower's and HP UK's gross accounts receivable balance without regard to any credit balances due to the account debtor with respect to any such account);

                    (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                    (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors;

               (i) The account is not the obligation of a debtor who is in default (as defined in (h) above) on 25% or more of the total accounts upon which such debtor is obligated (or, in the case of any Major Customer, 15% or more of the total accounts upon which such debtor is obligated).

               (j) The account does not arise from the sale of goods which remain in Borrower's or HP UK's possession or control.

               (k) The account is not evidenced by a promissory note or chattel paper.

               (l)  The account is otherwise acceptable to Bank.

      In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed 20% of Borrower's and HP UK's consolidated gross accounts receivable at that time, PROVIDED THAT (i) such concentration limit for Federal Express will be 30%, and (ii) such concentration limit for British Airways will be 40%, in each case unless and until 15% of the gross accounts receivable of Borrower and HP UK from such account debtor remain unpaid for 90 days past their respective original invoice dates. To the extent the total accounts owed by any debtor exceeds that debtor's concentration limit pursuant to this paragraph, the amount of any such excess shall be excluded.

      "ACCEPTABLE INVENTORY" means inventory which satisfies the following requirements:

               (a) The inventory is owned by Borrower or HP UK free of any title defects or any liens or interests of others except the security interest in favor of Bank.

               (b) In the case of inventory of Borrower, the inventory is permanently located at United States domestic locations of Borrower which Borrower has disclosed to Bank, as to which Bank has an appropriate Uniform Commercial Code financing statement on file, and which is otherwise acceptable to Bank. In the case of inventory of HP UK, the inventory is permanently located at a location in England disclosed to Bank, and is subject to a first priority floating charge in favor of Bank. In either case, if the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to Bank. Inventory which is in transit (including but not limited to inventory in transit between locations of Borrower and its Subsidiaries and any used exchange parts shipped from Borrower's or HP UK's customer but which have not reached their respective locations described above) is not acceptable unless it is covered by a commercial Letter of Credit issued by Bank and the seller of the inventory is required to present shipping or title documents to Bank as a condition to obtaining payment.

               (c) The inventory is held for sale in the ordinary course of Borrower's and HP UK's business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged, defective, discontinued, slow-moving or excess inventory, or which has been returned by the buyer, is not acceptable. For purposes of this clause (c), inventory shall be considered slow moving if Borrower and HP UK have not sold inventory or otherwise dealt in of that type within a 12 month period. Inventory shall be considered "excess inventory" if Borrower's and HP UK's supply of inventory of that type is in excess of the amount which is salable within a 24 month period, as determined by Bank given Borrower's and HP UK's historical sales information. Work-in-process shall not be considered Acceptable Inventory except to the extent that the same consists of purchased parts allocated to work orders but not yet in assembly which are identified as such to the reasonable satisfaction of the Bank. Display items, and packing and shipping materials and supplies are not acceptable inventory and are excluded.

               (d) The inventory is not placed on consignment or otherwise placed with the customer or on the customer's premises.

               (f)  The inventory does not consist of freight or duty.

               (g) The inventory consists of property other than rotable gears or Shipsets.

               (h)  The inventory is otherwise acceptable to Bank.

     "ACQUISITION" means the acquisition by HP UK of the UK Business on the Closing Date pursuant to the Acquisition Agreement.

     "ACQUISITION AGREEMENT" means that certain Agreement relating to the Sale and Purchase of part of the Business of British Airways Plc among Borrower, HP UK and British Airways dated as of 20th December, 1997, as in effect on the date of this Agreement.

     "ADJUSTED EBITDA" means, as of each date of determination, EBITDA for the four Fiscal Quarter period ending on that date, EXCEPT THAT (i) as of the Fiscal Quarter ending March 31, 1998, Adjusted EBITDA shall be EBITDA for that Fiscal Quarter plus $5,700,000, (ii) as of the Fiscal Quarter ending June 30, 1998, Adjusted EBITDA shall be EBITDA for the two Fiscal Quarter period then ending plus $4,300,000, and (iii) as of the Fiscal Quarter ending September 30, 1998, Adjusted EBITDA shall be EBITDA for the three Fiscal Quarter period then ending plus $2,400,000.

     "AMR SHIPSET PAYABLE" means trade accounts payable net of deposits payable to American Airlines in the amount of $2,854,373.

     "BASTIAN" means Melanie L. Bastian, an individual residing in Orem, Utah.

     "BORROWER" means Hawker Pacific Aerospace, a California corporation formerly known as Hawker Pacific, Inc., its successors and permitted assigns.

     "BORROWER DEBENTURE" means a Debenture of even date herewith executed by Borrower providing for a floating charge upon all assets of Borrower which may hereafter be located in the United Kingdom, the terms of which are subject to and controlled by the Security Agreement.

     "BORROWER SECURITY AGREEMENT" means that certain Security Agreement of even date herewith made by Borrower in favor of Bank, as at any time amended.

     "BORROWING BASE" means the sum of:

               (a) 85% of the balance due on the aggregate amount of the Acceptable Receivables; and

               (b) The lesser 50% of the value of Acceptable Inventory or the Inventory Limit. In determining the value of Acceptable Inventory to be included in the Borrowing Base, Bank will use the lowest of (i) Borrower's or HP UK's cost, (ii) Borrower's or HP UK's estimated market value, or (iii) Bank's independent determination of the resale value of such inventory in such quantities and on such terms as Bank deems appropriate.

     "BORROWING BASE CERTIFICATE" is defined in Section 11.3(e).

     "BRITISH AIRWAYS" means British Airways Plc, an English company.

     "BRITISH AIRWAYS ENVIRONMENTAL INDEMNITY" means the representations, warranties, covenants and indemnities as to environmental matters made by British Airways in favor of Borrower and HP UK in the Acquisition Agreement, including without limitation those set forth in Section 2.2 of
     Schedule 3 thereto.

     "BTR ENVIRONMENTAL INDEMNITY" means that certain environmental indemnity dated as of November 27, 1996 made in favor of Borrower by BTR Dunlop, Inc., a Delaware corporation.

     "CAPITAL EXPENDITURE LOANS" means loans to Borrower made pursuant to Facility No. 3, as described in Section 4.

     "CASH FLOW" means, for any period, EBITDA for that period, MINUS state and federal income taxes payable in cash by Borrower and its Subsidiaries with respect to income earned during that period, and net cash taxes payable in the current period for fiscal years prior to that period.

     "CLOSING DATE" means the date upon which each of the conditions precedent set forth in Section 9 of this Agreement are satisfied or waived in writing by Bank and the initial loans under this Agreement are funded.

     "COAST GUARD CONTRACT" means that certain Contract No. DTCG38-95-D-20018 dated September 20, 1995, between Borrower and the United States Coast Guard Aircraft Repair and Supply Center, as amended from time to time.

     "COMMITMENT FEE RATE" means (a) during the period from the Closing Date through the day prior to the commencement of the initial Pricing Period, 0.50% per annum, and (b) during each Pricing Period, the percentage per annum set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter ending 45 days prior to the start of that Pricing Period:

          LEVERAGE RATIO                 COMMITMENT FEE RATE

          Less than 2.00:1.00            0.25%

          Equal to or greater than
          2.00:1.00, but less than
          2.50:1.00                      0.35%

          Equal to or greater than

          2.50:1.00, but less than
          3.00:1.00                      0.375%

          Equal to or greater than
          3.00:1.00                      0.50%


     "DEFAULT" means any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

     "EBITDA" means, for any period, the sum (without duplication) of (a) the consolidated net income of Borrower and its Subsidiaries for that period, PLUS (b) the amount of state and federal taxes paid or payable with respect to such net income, PLUS (c) depreciation and amortization expense of Borrower and its Subsidiaries, MINUS (d) gains (and PLUS losses) associated with the sale of fixed assets to the extent included in such net income, MINUS (e) extraordinary gains during that period, PLUS (f) interest expense of Borrower and its Subsidiaries during that fiscal period, in each case for that period, determined in accordance with generally accepted accounting principles, consistently applied.

     "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

     "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters.

     "EVENT OF DEFAULT" means any of the circumstances or events constituting defaults hereunder and listed in Section 12.

     "FACILITY NO. 1 OUTSTANDING AMOUNT" has the meaning set forth in Section 2.1(b).

     "FACILITY NO. 1 UNUSED AMOUNT" means, as of each date of determination, the difference between (i) $15,000,000, and (ii) the Facility No. 1 Outstanding Amount.

     "FIXED CHARGES" for any period, means the sum of (a) gross interest expense paid or payable by Borrower and its Subsidiaries in cash (including interest on the Subordinated Note), plus (b) scheduled principal payments on indebtedness of Borrower and its

     Subsidiaries for borrowed money and capital leases, PLUS (c) for each fiscal quarter during that period during which no scheduled payments are required to be made with respect to the Facility No. 2, $750,000.

     "HP UK" means Hawker Pacific Aerospace Limited, a company organized under the laws of England and Wales (registered No. ____________________), its successors and permitted assigns.

     "HP UK GUARANTY" means the Composite Guarantee and Debenture of even date herewith executed by HP UK in favor of the Bank, as at any time amended.

     "INELIGIBLE SECURITIES" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

     "INITIAL PUBLIC OFFERING" means the initial Public Offering of the common stock of Borrower conducted prior to the Closing Date pursuant to the Registration Statement on Form S-1 (Reg. No. 333-40295), as amended, filed by Borrower with the Securities and Exchange Commission.

     "INTERCOMPANY DEBENTURE" means a Debenture of even date herewith made by HP UK in favor of Borrower in a form acceptable to the Bank, the lien of which shall be subject to a Deed of Priorities of even date therewith among Bank, Borrower and HP UK.

     "INTERCOMPANY NOTE" means that certain $_________ promissory note of even date herewith made by HP UK in favor of Borrower and pledged to the Bank.

     "INVENTORY LIMIT" means, as of each date of determination of the Borrowing Base, an amount equal to 75% of the revenues of Borrower and its Subsidiaries for the then most recently ending three month period for which Borrower has reported such revenues on its latest Borrowing Base Certificate.

     "LETTER OF CREDIT" means any of the standby or commercial letters of credit issued by Bank for the account of Borrower pursuant to Section 2.6.

     "LEVERAGE RATIO" means, as of the last day of each fiscal quarter of Borrower, the ratio of (a) Senior Funded Debt as of that date to (b) Adjusted EBITDA as of that date.

     "LOAN DOCUMENTS" means this Agreement, the Borrower Security Agreement, the Lockbox Agreements, the Intercompany Note, each Letter of Credit, the Pledge

     Agreement, the HP UK Guaranty, the Deed of Priorities among Borrower, HP UK and the Bank, each interest and currency hedging agreement entered into between the Bank and Borrower, and each other instrument, document and agreement now or hereafter executed by Borrower, Bastian, or any of their respective shareholders or affiliates in connection with this Agreement.

     "LOCKBOX" means post office boxes established by Borrower and HP UK pursuant to the Lockbox Agreements.

     "LOCKBOX ACCOUNTS" means the blocked bank deposit accounts established by Borrower and HP UK with Bank subject to the first priority lien of Bank into which remittances to a Lockbox are deposited on a daily basis.

     "LOCKBOX AGREEMENT" means each agreement establishing a Lockbox or Lockbox Account, in any event providing for (i) the deposit of all remittances with respect to accounts receivable of Borrower and HP UK to the Lockboxes, (ii) the deposit of remittances received in the Lockboxes to a Lockbox Account, and (iii) a first priority lien in favor of Bank with respect to the contents of the Lockbox and each Lockbox Account.

     "MAJOR CUSTOMER" means, collectively, American Airlines, United Airlines, British Airways and Federal Express Corporation and their affiliated business entities.

     "NET PROCEEDS" means the amount received by Borrower by reason of any Public Offering, after deduction of all actual and reasonably estimated associated fees and transactional expenses.

     "OFFSHORE RATE MARGIN" means (a) during the period from the Closing Date through the day prior to the commencement of the initial Pricing Period, 1.75%, and (b) during each Pricing Period, the percentage set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter ending 45days prior to the start of that Pricing Period:

          LEVERAGE RATIO                 OFFSHORE RATE MARGIN

          Less than 2.00:1.00            1.00%

          Equal to or greater than
          2.00:1.00, but less than
          2.50:1.00                      1.25%

          Equal to or greater than

          2.50:1.00, but less than
          3.00:1.00                      1.50%

          Equal to or greater than
          3.00:1.00                      1.75%


     "PERMITTED MANAGEMENT FEES" means fees payable to Unique, in equal installments and not less frequently than quarterly, in an annual amount not to exceed (i) $300,000 during 1998 and (ii) $150,000 in each subsequent year.

     "PLEDGE AGREEMENT" means the Pledge Agreement of even date herewith made by Borrower in favor of Bank to secure the obligations and indebtedness under this Agreement, pursuant to which 100% of the capital stock of HP UK and the Intercompany Note shall be pledged by Borrower to Bank, as at any time amended.

     "PRICING PERIOD" means the period beginning May 15, 1998 and ending on August 14, 1998, and each of the subsequent and concurrent three month periods beginning on August 15, November 15, February 14 and May 15 during the term of this Agreement.

     "PUBLIC OFFERING" means each offer and sale by Borrower of capital stock of Borrower pursuant to a registration statement filed with the Securities and Exchange Commission other than a registration on Form S-8, and includes the Initial Public Offering.

     "REFERENCE RATE" is the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Bank's Reference Rate.

     "REFERENCE RATE MARGIN" means (a) during the period from the Closing Date through the day prior to the commencement of the initial Pricing Period, 0.50%, and (b) during each Pricing Period, the percentage set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter ending 45 days prior to the start of that Pricing Period:

          LEVERAGE RATIO                 REFERENCE RATE MARGIN

          Less than 2.50:1.00            0%

          Equal to or greater than
          2.50:1.00, but less than
          3.00:1.00                      0.25%

          Equal to or greater than
          3.00:1.00                      0.50%.

     "SENIOR FUNDED DEBT" means, as of each date of determination, and without duplication, the principal amount of (a) all indebtedness of Borrower and its Subsidiaries for borrowed money, (b) all obligations of Borrower and its Subsidiaries with respect to capital leases, (c) all obligations of Borrower and its Subsidiaries with respect to standby letters of credit, and (d) all guarantees and other contingent obligations with respect to any of the foregoing items, OTHER than the Subordinated Note.

     "SHIPSET" means a landing gear core set for a fixed wing or rotor equipped aircraft.

     "SUBORDINATED NOTE" means that certain $5,000,000 Amended and Restated Subordinated Promissory Note dated as of the date hereof made by Borrower in favor of Unique, as at any time amended.

     "SUBORDINATION AGREEMENT" means that certain Amended and Restated Subordination Agreement of even date herewith executed by Bastian, Unique, Borrower, HP UK and Bank, as at any time amended, pursuant to which all obligations of Borrower to Bastian and Unique have been subordinated to the Intercompany Note and the Loan Documents.

     "SUBSIDIARY" means, as of any date of determination and with respect to any person, any corporation or partnership (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such person or one or more Subsidiaries of such person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such person or one or more of its Subsidiaries.

     "UK BUSINESS" means the landing gear repair and overhaul business purchased from British Airways pursuant to the Acquisition Agreement.

     "UK LOCKBOX AGREEMENT" means [[describe after consultation with UK
     Counsel]]

     "UNIQUE" means Unique Investment Corporation, a Utah corporation, its successors and assigns.

2.   LINE OF CREDIT (FACILITY NO.1).

           2.1   LINE OF CREDIT AMOUNT.

                 (a) During the availability period described below, Bank will provide a line of credit ("FACILITY NO. 1") to Borrower. The maximum amount of the line of credit (the "FACILITY NO. 1 COMMITMENT") is equal to the lesser of (i) $15,000,000 or (ii) the Borrowing Base.

                 (b) This is a revolving line of credit for advances with a within-line facility for Letters of Credit (the maximum effective amount of which shall not exceed $2,000,000 at any time). During the availability period, Borrower may repay principal amounts and reborrow them, to the extent of the excess from time to time of (i) the Facility No. 1 Commitment over (ii) the outstanding principal balance of the line of credit under Facility No. 1 PLUS the outstanding amounts of any Letters of Credit, including amounts drawn on Letters of Credit and not yet reimbursed (such aggregate amount being the "FACILITY NO. 1 OUTSTANDING AMOUNT").

                 (c) Each advance must be for at least $100,000 or, if less, for the Facility No. 1 Unused Amount.

                 (d) Borrower agrees not to permit the Facility No. 1 Outstanding Amount to at any time exceed the Facility No. 1 Commitment. If Borrower exceeds this limit (including without limitation, because of any decrease in the Borrowing Base), Borrower will immediately pay the excess to Bank upon Bank's demand.

           2.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and January 30, 2001 (the "FACILITY NO. 1 EXPIRATION DATE"), provided that Bank will not be required to make any advances or issue any Letters of Credit under Facility No. 1 if any Default or Event of Default exists under this Agreement.

           2.3 PURPOSE. The line of credit shall be used to partially finance the Acquisition (by means of an advance under the Intercompany
     Note), and for working capital for operations of Borrower and HP UK and for the issuance of Letters of Credit thereafter.

           2.4   INTEREST RATE.

                 (a) Unless Borrower elects an optional interest rate in the manner described in Section 5, loans under Facility No. 1 shall bear interest at Bank's Reference Rate.

                 (b) Borrower may prepay the loans under Facility No. 1 in full or in part at any time in an amount not less than $10,000 (or the remaining principal balance under Facility No. 1), subject to the limits set forth in Section 5.

           2.5   REPAYMENT TERMS

                 (a) Borrower will pay all accrued unpaid interest on the last business day of each calendar month commencing on January 31, 1998 and upon the termination of the Facility No. 1 Commitment.

                 (b) Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Interest on any amount bearing interest at an Offshore Rate (as defined in Section 5) shall be paid on the earliest of the last day of each calendar month, at the end of the applicable interest period, and in any event on the Facility No. 1 Expiration Date.

           2.6 LETTERS OF CREDIT. The Facility No. 1 line of credit may be used for the issuance of Letters of Credit, provided that the aggregate effective face amount of all outstanding Letters of Credit PLUS the amount of any unpaid reimbursement obligations of Borrower thereunder shall not exceed $2,000,000 at any time. The within line amount for Letters of Credit shall be used for the issuance of:

                 (i) commercial Letters of Credit in a form and having beneficiaries acceptable to Bank. Each such Letter of Credit shall have a maximum maturity of 180 days but in any event shall not extend beyond the Facility No. 1 Expiration Date. Each commercial Letter of Credit will require drafts payable at sight;

                 (ii) standby Letters of Credit having beneficiaries and terms acceptable to Bank with a maximum maturity of 365 days but not to extend beyond the Facility No. 1 Expiration Date, PROVIDED that standby Letters of Credit in support of workers compensation obligations shall not exceed $750,000 at any time. Standby Letters of Credit may contain provisions allowing for their automatic extension unless Bank is notified, within thirty days of their scheduled expiration, of their non-renewal, provided that they shall in no event extend beyond the Facility No. 1 Expiration Date.

Borrower agrees:

                 (a) any sum drawn under a Letter of Credit may, at the option of Bank, be added to the principal amount outstanding under Facility No. 1. The amount will bear interest at the Reference Rate and shall be payable upon demand.

                  (b) if an Event of Default exists, to pay to Bank an amount equal to the aggregate effective face amount of all outstanding Letters of Credit, and all amounts which remain unreimbursed with respect to Letters of Credit to be applied to such unreimbursed amounts or held as cash collateral for the obligations of Borrower under such Letters of Credit.

                 (c) the issuance of any Letter of Credit and any amendment to a Letter of Credit is subject to Bank's written approval and must be in form and substance acceptable to Bank and in favor of a beneficiary acceptable to Bank.

                 (d) to sign Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

                 (e) to pay a letter of credit fee with respect to each standby Letter of Credit in an amount equal to the greater of (i) $1000 per annum (or, if higher, then Bank's generally applicable minimum issuance fee for standby letters of credit), or (ii) the then applicable Offshore Rate Margin per annum calculated on the face amount thereof , in each case payable upon issuance and thereafter quarterly in advance, provided that, if there is a Default or Event of Default exists under this Agreement, at Bank's option, the amount of the fee shall be increased to 4.5% per annum.

                 (f) to pay any issuance fees with respect to commercial Letters of Credit, and any amendment and/or other fees with respect to commercial Letters of Credit and/or standby Letters of Credit that Bank notifies Borrower will be charged for issuing and processing Letters of Credit for Borrower, in accordance with Bank's typical schedule of fees.

                 (g) to allow Bank to automatically charge its checking account or other deposit accounts for applicable fees, discounts, and other charges.

3.    TERM LOAN (FACILITY NO. 2).

           3.1 LOAN AMOUNT. Subject to the fulfillment of the conditions precedent set forth in Section 9, Bank agrees to provide a term loan ("FACILITY NO. 2") to Borrower in the amount of $24,500,000 on the Closing Date, PROVIDED THAT in the event that the Initial Public Offering yields Net Proceeds which are in excess of $22,000,000, then the amount of the Facility No. 2 term loan will be reduced to an amount not less than $22,000,000 by the amount of such excess.

           3.2 AVAILABILITY. The Facility No. 2 term loan will be made in a single disbursement on the Closing Date.

           3.3 PURPOSE. The proceeds of the Facility No. 2 term loan shall be (i) loaned by Borrower to HP UK via the Intercompany Note and shall be used to partially finance the Acquisition and (ii) used by Borrower to refinance certain obligations under the Existing Loan Agreement and to refinance the AMR Shipset Payable.

           3.4   INTEREST RATE

                 (a) Unless Borrower elects an optional interest rate in the manner described in Section 5, loans under Facility No. 2 shall bear interest rate at Bank's Reference Rate.

                 (b) Borrower may voluntarily prepay the loan in full or in part at any time in amounts which are not less than $100,000 (subject to its concurrent payment of applicable termination fees described in
      Section 5). Each such prepayment will be applied to the most remote installment of principal outstanding under Facility No. 2.

           3.5   REPAYMENT TERMS

                 (a) Borrower will pay all accrued unpaid interest on January 31, 1998, and then monthly on the last business day of each calendar month thereafter and upon any payment of all or part of the principal of the loan with respect to the amount being paid. Interest on any amount bearing interest with respect to an Offshore Rate shall be paid on the earlier of the last day of each calendar month, at the end of the applicable interest period, and in any event on the December 31, 2004.

                 (b) Borrower will repay principal in successive quarterly installments beginning on March 31, 1999 and on the last calendar day of each successive June,

      September, December and March in the following amounts (or such lesser amount as may then be outstanding):

               YEAR DURING
               WHICH DUE                AMOUNT OF EACH INSTALLMENT

                 1999                       $ 812,500
                 2000                         812,500
                 2001                         937,500
                 2002                       1,062,500
                 2003                       1,187,500
                 2004                       1,312,500.

           3.6 MANDATORY PREPAYMENTS. In addition to the other scheduled payments of principal required hereunder, Borrower shall repay an amount of principal outstanding under Facility No. 2 equal to:

     (a) 100% of the net after-tax cash proceeds in excess of $200,000, in the aggregate, received or receivable during each fiscal year from sales, leases or other transfers by Borrower or its Subsidiaries of equipment or other fixed assets unless, during the 180 day period following such sale, lease or other transfer (or, if earlier, the date upon which any Event of Default occurs), such cash proceeds are reinvested in similar equipment or replacement fixed assets. Each such repayment shall be made on the 180th day following the date upon which the sale is consummated, and shall be applied to the outstanding installments of Facility No. 2 in inverse order of their maturity, PROVIDED that if an Event of Default sooner occurs, Borrower shall immediately repay the Facility No. 2 by the amount of the unreinvested cash proceeds of such sale, transfer or other leases.

     (b) concurrently with the consummation of the related Public Offering, 50% of the Net Proceeds from any offering, subsequent to the Initial Public Offering, of the capital stock of Borrower.

If and to the extent that, as of the date of any prepayment required under this Section, Facility No. 2 has been repaid in full, Borrower shall instead make like prepayments of any outstanding obligations under Facility No. 3, to be applied to installments due under Facility No. 3 in the inverse order of their maturity.

4.   CAPITAL EXPENDITURE FACILITY (FACILITY NO.3).

           4.1   CAPITAL EXPENDITURE LOANS.

                 (a) In addition to the other credit provided under this Agreement, during the availability period set forth below, unless a Default or Event of Default exists under this Agreement, Borrower may request Capital Expenditure Loans from Bank in an aggregate principal amount not to exceed $6,000,000. The availability period for such loans is from the date of this Agreement through January 30, 2001. Any amount repaid with respect to Capital Expenditure Loans may not be reborrowed.

                 (b) Unless Borrower elects an optional interest rate for Capital Expenditure Loans in the manner described in Section 5, Capital Expenditure Loans shall bear interest at Bank's Reference Rate. Interest on Capital Expenditure Loans will be paid at the times set forth herein as applicable to interest due in respect of Facility No. 2.

                 (c) Each Capital Expenditure Loan shall be used to finance a portion of the purchase price for rotable gears or Shipsets for use in the ordinary course of Borrower's business. All rotable gears and Shipsets acquired with the proceeds of Capital Expenditure Loans shall be free and clear of any security interests, liens, encumbrances or rights of others except the security interests of Bank under any security agreements required under this Agreement. Each request for a Capital Expenditure
    Loan shall be accompanied by either (i) a copy of the purchase order or invoice for the equipment to be purchased with the proceeds of the advance, or (ii) a detailed cost schedule for the rotable gear or Shipset constructed and such other information as Bank may reasonably require. The amount of each Capital Expenditure Loan shall not exceed the lesser of (x) the cash purchase price or cost to construct the rotable gear or Shipset or
    (y) 70% of:

                     (i) if Bank in its discretion requests an appraisal, the appraised value of the related rotable gear or Shipset (as determined by a qualified independent appraiser approved by Bank); or

                     (ii) if Bank waives the requirement of such an appraisal, the purchase price paid by Borrower or HP UK for the related rotable gear or Shipset.

                 (d) As conditions precedent to each Capital Expenditure Loan which is made in connection with any capital expenditure which is in excess of $1,000,000 or which results in the aggregate principal amount of capital expenditures made during the then current fiscal year being in excess of $1,500,000:

                    (i) Borrower will deliver to Bank evidence acceptable to Bank of its compliance with all of the terms of this Agreement.

                    (ii) Borrower shall have delivered to Bank (and Bank shall have completed its review of, and shall have approved ) each of the following:

                    (x) pro forma financial statements in form and substance acceptable to Bank demonstrating the pro forma effect of the proposed capital expenditure for the twelve month period following the date thereof, the proposed Capital Expenditure Loan and other projected new financings, projected revenues and working capital requirements related thereto demonstrating projected compliance with all terms of this Agreement; and

                    (y) the contract entered into by Borrower or HP UK which requires the purchase or assembly of additional Shipsets or rotable gears.

               (e) As conditions precedent to the making of Capital Expenditure Loans which are, in the aggregate, in excess of $3,000,000, Borrower shall have delivered its audited consolidated financial statements to Bank demonstrating compliance with the terms of this Agreement and the other Loan Documents as of the date thereof, and EBITDA of not less than $10,000,000 during Borrower's fiscal year 1998.

               (f) Borrower will repay principal of each Capital Expenditure Loan made hereunder in successive equal quarterly installments beginning on the March 31, June 30, September 30 or December 31 next following the making of such loan, with all remaining principal and any unpaid interest and charges then remaining outstanding under Facility No. 3 in any event being due and payable on December 31, 2004. Each quarterly installment payment due under this clause (f) with respect to each Capital Expenditure Loan shall be equal to one eighty-fourth of the initial amount of the related Capital Expenditure Loan.

5.   OPTIONAL INTEREST RATE

           5.1 OPTIONAL RATE. Provided that no Default or Event of Default exists, Borrower may elect that Portions (as defined in Section 5.2(b)) of the loans hereunder will bear interest at the Offshore Rate in accordance with this Section 5. The Offshore Rate is a rate per annum based upon a year of 360 days and the actual number of days elapsed. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the last business day of each calendar month during the interest period. At the end of any interest period, the interest rate will revert to the Reference Rate, unless Borrower has designated another optional interest rate for the Portion. Subject to Section 8.10, no Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of a Default or Event of Default under this Agreement, Bank may terminate the availability of optional interest rates for interest periods commencing after a Default or Event of Default occurs.

           5.2 OFFSHORE RATE. The election of the Offshore Rate shall be subject to the following terms and requirements:

                 (a) Borrower may select interest periods for Offshore Rate loans which have durations of 1, 2, 3, 6, 9 or 12 months, provided that no such interest period may be selected which would extend beyond the maturity of the related facility or which would result in Borrower being unable to make a scheduled payment of principal required hereunder without prepayment of the related Portion (as defined below). Borrower may select either the Cayman Islands eurodollar market or the London Inter-bank eurodollar market as the market in which quotations of Offshore Rates are obtained, provided that Borrower shall give the Bank (i) not less than two business days' notice, by 11:00 a.m. on such date, of its request for any loan to be made on the basis of an interest rate quotation based upon the London Interbank eurodollar market, and (ii) notice for loans based upon the Cayman Islands eurodollar market not later than 11:00 a.m. on the relevant date. The last day of the interest period will be determined by Bank using the practices of the relevant offshore dollar inter-bank market.

                 (b) Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "PORTION". Each Offshore Rate Portion will be for an amount not less than $500,000.

     The "OFFSHORE RATE" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)

          Offshore Rate =        OFFSHORE BASE RATE       + Offshore Rate Margin
                            ---------------------------
                            (1.00 - Reserve Percentage)

          Where:

                     (i) "OFFSHORE BASE RATE" means either (a) the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's office in London, England, would offer U.S. dollar deposits for the applicable interest period to other prime banks in the London Interbank eurodollar market, or (b) the interest rate (rounded upward to the nearest 1/16th of one percent) at which Bank's Grand Cayman Branch, Grand Cayman, British West Indies or another branch office of Bank selected by Bank, would offer U.S. dollar deposits for the applicable interest period to other prime banks in the offshore dollar inter-bank market.

                     (ii) "RESERVE PERCENTAGE" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                 (c) Subject to Section 5, Borrower may voluntarily prepay any Offshore Rate Portion upon three banking days' advance written notice delivered to Bank. Each prepayment of an Offshore Rate Portion, whether voluntary, by reason of acceleration or otherwise, must be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "PREPAYMENT" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                         (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, EXCEEDS

                      (ii) the interest which would have  been recoverable by
              Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                 (d) Bank will have no obligation to accept an election for an Offshore Rate Portion if any of the following described events has occurred and is continuing:

                      (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate Portion are not available in the offshore Dollar inter-bank market; or

                      (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate Portion.

6.  FEES, EXPENSES

         6.1  FEES

              (a) FACILITY FEE. On the Closing Date, Borrower shall pay a facility fee of $100,000 to Bank (net of any credits then applicable thereto).

              (b) COMMITMENT FEES. Borrower agrees to pay to Bank a commitment fee equal to (a) the sum of (i) Facility No. 1 Unused Amount, and (ii) the undisbursed portion of Facility No. 3, TIMES (b) the then applicable Commitment Fee Rate, quarterly in arrears on the last day of each calendar quarter. The amount of the commitment fees payable hereunder shall not be reduced if any portion of the Facility No. 1 or Facility No. 3 is unavailable to Borrower because of borrowing base limitations or otherwise.

               (c)   EARLY TERMINATION FEE.   In the event that Borrower
    prepays any portion of the principal outstanding under the Facility No.
    2 term loan, or terminates Facility No. 1 or Facility No. 3 prior to the date when due or their termination dates (other than as a result of mandatory prepayments of Facility No. 2 and Facility No. 3 made in accordance with Section 3.6 or voluntarily prepayments made out of Borrower's operating cash flow), then Borrower will concurrently pay to Bank an early termination fee in an amount equal to (i) until the first anniversary of the Closing Date, 0.75% of the amount of the Facilities so repaid or terminated, and (ii) thereafter through the second anniversary of the Closing Date, 0.50% of the Facilities so repaid or terminated.
    The Bank hereby confirms that no "Early Termination Fee" is payable under the Existing

     Loan Agreement by reason of the execution of this Agreement and the other transactions contemplated to occur on the Closing Date.

           6.2   EXPENSES.

                 Borrower agrees to immediately repay Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, documentation fees, environmental review and audit expenses.

           6.3   REIMBURSEMENT COSTS.

                 (a) Borrower agrees to reimburse Bank for any expenses it incurs in the preparation, closing and enforcement of this Agreement and any agreement or instrument required by this Agreement, and by reason of the due diligence conducted by Bank and its agents and experts in connection herewith or therewith, and any proposed amendment or waiver of the terms hereof or thereof. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel and Bank's domestic and English external counsel.

                 (b) Borrower agrees to reimburse Bank for the cost of periodic audits and appraisals of the property collateral securing this Agreement,
     at such intervals as Bank may reasonably require.   These audits and
     appraisals may be performed by employees of Bank or by independent appraisers.

7.   COLLATERAL

           7.1 PERSONAL PROPERTY. Borrower's obligations to Bank under this Agreement will be secured by all personal property Borrower now owns or will own in the future. The collateral is further defined in Borrower Security Agreement. All personal property collateral securing any other present or future obligations of Borrower to Bank shall also secure this Agreement.

            7.2 GUARANTEES; PERSONAL PROPERTY SUPPORTING GUARANTEES. The obligations of Borrower under this Agreement and the Loan Documents are guaranteed by HP UK pursuant to the HP UK Guaranty, which provides for fixed and floating charges upon substantially all of the assets of HP UK. HP UK has entered into the UK Lockbox Agreement to secure its obligations under the UK Guaranty. Pursuant to the Pledge Agreement, Borrower has pledged 100% of the capital stock of HP UK and the Intercompany Note to the Bank to secure
its obligations under this Agreement and the other Loan Documents.   Borrower
has also executed the Borrower Security Agreement to secure its obligations hereunder and under the other Loan Documents.

3.    TERM LOAN (FACILITY NO. 2).

           3.1 LOAN AMOUNT. Subject to the fulfillment of the conditions precedent set forth in Section 9, Bank agrees to provide a term loan ("FACILITY NO. 2") to Borrower in the amount of $24,500,000 on the Closing Date, PROVIDED THAT in the event that the Initial Public Offering yields Net Proceeds which are in excess of $22,000,000, then the amount of the Facility No. 2 term loan will be reduced to an amount not less than $22,000,000 by the amount of such excess.

           3.2 AVAILABILITY. The Facility No. 2 term loan will be made in a single disbursement on the Closing Date.

           3.3 PURPOSE. The proceeds of the Facility No. 2 term loan shall be (i) loaned by Borrower to HP UK via the Intercompany Note and shall be used to partially finance the Acquisition and (ii) used by Borrower to refinance certain obligations under the Existing Loan Agreement and to refinance the AMR Shipset Payable.

           3.4   INTEREST RATE

                 (a) Unless Borrower elects an optional interest rate in the manner described in Section 5, loans under Facility No. 2 shall bear interest rate at Bank's Reference Rate.

                 (b) Borrower may voluntarily prepay the loan in full or in part at any time in amounts which are not less than $100,000 (subject to its concurrent payment of applicable termination fees described in
      Section 5). Each such prepayment will be applied to the most remote installment of principal outstanding under Facility No. 2.

           3.5   REPAYMENT TERMS

                 (a) Borrower will pay all accrued unpaid interest on January 31, 1998, and then monthly on the last business day of each calendar month thereafter and upon any payment of all or part of the principal of the loan with respect to the amount being paid. Interest on any amount bearing interest with respect to an Offshore Rate shall be paid on the earlier of the last day of each calendar month, at the end of the applicable interest period, and in any event on the December 31, 2004.

                 (b) Borrower will repay principal in successive quarterly installments beginning on March 31, 1999 and on the last calendar day of each successive June,

      September, December and March in the following amounts (or such lesser amount as may then be outstanding):

               YEAR DURING
               WHICH DUE                AMOUNT OF EACH INSTALLMENT

                 1999                       $ 812,500
                 2000                         812,500
                 2001                         937,500
                 2002                       1,062,500
                 2003                       1,187,500
                 2004                       1,312,500.

           3.6 MANDATORY PREPAYMENTS. In addition to the other scheduled payments of principal required hereunder, Borrower shall repay an amount of principal outstanding under Facility No. 2 equal to:

     (a) 100% of the net after-tax cash proceeds in excess of $200,000, in the aggregate, received or receivable during each fiscal year from sales, leases or other transfers by Borrower or its Subsidiaries of equipment or other fixed assets unless, during the 180 day period following such sale, lease or other transfer (or, if earlier, the date upon which any Event of Default occurs), such cash proceeds are reinvested in similar equipment or replacement fixed assets. Each such repayment shall be made on the 180th day following the date upon which the sale is consummated, and shall be applied to the outstanding installments of Facility No. 2 in inverse order of their maturity, PROVIDED that if an Event of Default sooner occurs, Borrower shall immediately repay the Facility No. 2 by the amount of the unreinvested cash proceeds of such sale, transfer or other leases.

     (b) concurrently with the consummation of the related Public Offering, 50% of the Net Proceeds from any offering, subsequent to the Initial Public Offering, of the capital stock of Borrower.

If and to the extent that, as of the date of any prepayment required under this Section, Facility No. 2 has been repaid in full, Borrower shall instead make like prepayments of any outstanding obligations under Facility No. 3, to be applied to installments due under Facility No. 3 in the inverse order of their maturity.

4.   CAPITAL EXPENDITURE FACILITY (FACILITY NO.3).

           4.1   CAPITAL EXPENDITURE LOANS.

                 (a) In addition to the other credit provided under this Agreement, during the availability period set forth below, unless a Default or Event of Default exists under this Agreement, Borrower may request Capital Expenditure Loans from Bank in an aggregate principal amount not to exceed $6,000,000. The availability period for such loans is from the date of this Agreement through January 30, 2001. Any amount repaid with respect to Capital Expenditure Loans may not be reborrowed.

                 (b) Unless Borrower elects an optional interest rate for Capital Expenditure Loans in the manner described in Section 5, Capital Expenditure Loans shall bear interest at Bank's Reference Rate. Interest on Capital Expenditure Loans will be paid at the times set forth herein as applicable to interest due in respect of Facility No. 2.

                 (c) Each Capital Expenditure Loan shall be used to finance a portion of the purchase price for rotable gears or Shipsets for use in the ordinary course of Borrower's business. All rotable gears and Shipsets acquired with the proceeds of Capital Expenditure Loans shall be free and clear of any security interests, liens, encumbrances or rights of others except the security interests of Bank under any security agreements required under this Agreement. Each request for a Capital Expenditure
    Loan shall be accompanied by either (i) a copy of the purchase order or invoice for the equipment to be purchased with the proceeds of the advance, or (ii) a detailed cost schedule for the rotable gear or Shipset constructed and such other information as Bank may reasonably require. The amount of each Capital Expenditure Loan shall not exceed the lesser of (x) the cash purchase price or cost to construct the rotable gear or Shipset or
    (y) 70% of:

                     (i) if Bank in its discretion requests an appraisal, the appraised value of the related rotable gear or Shipset (as determined by a qualified independent appraiser approved by Bank); or

                     (ii) if Bank waives the requirement of such an appraisal, the purchase price paid by Borrower or HP UK for the related rotable gear or Shipset.

                 (d) As conditions precedent to each Capital Expenditure Loan which is made in connection with any capital expenditure which is in excess of $1,000,000 or which results in the aggregate principal amount of capital expenditures made during the then current fiscal year being in excess of $1,500,000:

                    (i) Borrower will deliver to Bank evidence acceptable to Bank of its compliance with all of the terms of this Agreement.

                    (ii) Borrower shall have delivered to Bank (and Bank shall have completed its review of, and shall have approved ) each of the following:

                    (x) pro forma financial statements in form and substance acceptable to Bank demonstrating the pro forma effect of the proposed capital expenditure for the twelve month period following the date thereof, the proposed Capital Expenditure Loan and other projected new financings, projected revenues and working capital requirements related thereto demonstrating projected compliance with all terms of this Agreement; and

                    (y) the contract entered into by Borrower or HP UK which requires the purchase or assembly of additional Shipsets or rotable gears.

               (e) As conditions precedent to the making of Capital Expenditure Loans which are, in the aggregate, in excess of $3,000,000, Borrower shall have delivered its audited consolidated financial statements to Bank demonstrating compliance with the terms of this Agreement and the other Loan Documents as of the date thereof, and EBITDA of not less than $10,000,000 during Borrower's fiscal year 1998.

               (f) Borrower will repay principal of each Capital Expenditure Loan made hereunder in successive equal quarterly installments beginning on the March 31, June 30, September 30 or December 31 next following the making of such loan, with all remaining principal and any unpaid interest and charges then remaining outstanding under Facility No. 3 in any event being due and payable on December 31, 2004. Each quarterly installment payment due under this clause (f) with respect to each Capital Expenditure Loan shall be equal to one eighty-fourth of the initial amount of the related Capital Expenditure Loan.

5.   OPTIONAL INTEREST RATE

           5.1 OPTIONAL RATE. Provided that no Default or Event of Default exists, Borrower may elect that Portions (as defined in Section 5.2(b)) of the loans hereunder will bear interest at the Offshore Rate in accordance with this Section 5. The Offshore Rate is a rate per annum based upon a year of 360 days and the actual number of days elapsed. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the last business day of each calendar month during the interest period. At the end of any interest period, the interest rate will revert to the Reference Rate, unless Borrower has designated another optional interest rate for the Portion. Subject to Section 8.10, no Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of a Default or Event of Default under this Agreement, Bank may terminate the availability of optional interest rates for interest periods commencing after a Default or Event of Default occurs.

           5.2 OFFSHORE RATE. The election of the Offshore Rate shall be subject to the following terms and requirements:

                 (a) Borrower may select interest periods for Offshore Rate loans which have durations of 1, 2, 3, 6, 9 or 12 months, provided that no such interest period may be selected which would extend beyond the maturity of the related facility or which would result in Borrower being unable to make a scheduled payment of principal required hereunder without prepayment of the related Portion (as defined below). Borrower may select either the Cayman Islands eurodollar market or the London Inter-bank eurodollar market as the market in which quotations of Offshore Rates are obtained, provided that Borrower shall give the Bank (i) not less than two business days' notice, by 11:00 a.m. on such date, of its request for any loan to be made on the basis of an interest rate quotation based upon the London Interbank eurodollar market, and (ii) notice for loans based upon the Cayman Islands eurodollar market not later than 11:00 a.m. on the relevant date. The last day of the interest period will be determined by Bank using the practices of the relevant offshore dollar inter-bank market.

                 (b) Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "PORTION". Each Offshore Rate Portion will be for an amount not less than $500,000.

     The "OFFSHORE RATE" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)

          Offshore Rate =        OFFSHORE BASE RATE       + Offshore Rate Margin
                            ---------------------------
                            (1.00 - Reserve Percentage)

          Where:

                     (i) "OFFSHORE BASE RATE" means either (a) the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's office in London, England, would offer U.S. dollar deposits for the applicable interest period to other prime banks in the London Interbank eurodollar market, or (b) the interest rate (rounded upward to the nearest 1/16th of one percent) at which Bank's Grand Cayman Branch, Grand Cayman, British West Indies or another branch office of Bank selected by Bank, would offer U.S. dollar deposits for the applicable interest period to other prime banks in the offshore dollar inter-bank market.

                     (ii) "RESERVE PERCENTAGE" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                 (c) Subject to Section 5, Borrower may voluntarily prepay any Offshore Rate Portion upon three banking days' advance written notice delivered to Bank. Each prepayment of an Offshore Rate Portion, whether voluntary, by reason of acceleration or otherwise, must be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "PREPAYMENT" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                         (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, EXCEEDS

                      (ii) the interest which would have  been recoverable by
              Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                 (d) Bank will have no obligation to accept an election for an Offshore Rate Portion if any of the following described events has occurred and is continuing:

                      (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate Portion are not available in the offshore Dollar inter-bank market; or

                      (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate Portion.

6.  FEES, EXPENSES

         6.1  FEES

              (a) FACILITY FEE. On the Closing Date, Borrower shall pay a facility fee of $100,000 to Bank (net of any credits then applicable thereto).

              (b) COMMITMENT FEES. Borrower agrees to pay to Bank a commitment fee equal to (a) the sum of (i) Facility No. 1 Unused Amount, and (ii) the undisbursed portion of Facility No. 3, TIMES (b) the then applicable Commitment Fee Rate, quarterly in arrears on the last day of each calendar quarter. The amount of the commitment fees payable hereunder shall not be reduced if any portion of the Facility No. 1 or Facility No. 3 is unavailable to Borrower because of borrowing base limitations or otherwise.

               (c)   EARLY TERMINATION FEE.   In the event that Borrower
    prepays any portion of the principal outstanding under the Facility No.
    2 term loan, or terminates Facility No. 1 or Facility No. 3 prior to the date when due or their termination dates (other than as a result of mandatory prepayments of Facility No. 2 and Facility No. 3 made in accordance with Section 3.6 or voluntarily prepayments made out of Borrower's operating cash flow), then Borrower will concurrently pay to Bank an early termination fee in an amount equal to (i) until the first anniversary of the Closing Date, 0.75% of the amount of the Facilities so repaid or terminated, and (ii) thereafter through the second anniversary of the Closing Date, 0.50% of the Facilities so repaid or terminated.
    The Bank hereby confirms that no "Early Termination Fee" is payable under the Existing

     Loan Agreement by reason of the execution of this Agreement and the other transactions contemplated to occur on the Closing Date.

           6.2   EXPENSES.

                 Borrower agrees to immediately repay Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, documentation fees, environmental review and audit expenses.

           6.3   REIMBURSEMENT COSTS.

                 (a) Borrower agrees to reimburse Bank for any expenses it incurs in the preparation, closing and enforcement of this Agreement and any agreement or instrument required by this Agreement, and by reason of the due diligence conducted by Bank and its agents and experts in connection herewith or therewith, and any proposed amendment or waiver of the terms hereof or thereof. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel and Bank's domestic and English external counsel.

                 (b) Borrower agrees to reimburse Bank for the cost of periodic audits and appraisals of the property collateral securing this Agreement,
     at such intervals as Bank may reasonably require.   These audits and
     appraisals may be performed by employees of Bank or by independent appraisers.

7.   COLLATERAL

           7.1 PERSONAL PROPERTY. Borrower's obligations to Bank under this Agreement will be secured by all personal property Borrower now owns or will own in the future. The collateral is further defined in Borrower Security Agreement. All personal property collateral securing any other present or future obligations of Borrower to Bank shall also secure this Agreement.

            7.2 GUARANTEES; PERSONAL PROPERTY SUPPORTING GUARANTEES. The obligations of Borrower under this Agreement and the Loan Documents are guaranteed by HP UK pursuant to the HP UK Guaranty, which provides for fixed and floating charges upon substantially all of the assets of HP UK. HP UK has entered into the UK Lockbox Agreement to secure its obligations under the UK Guaranty. Pursuant to the Pledge Agreement, Borrower has pledged 100% of the capital stock of HP UK and the Intercompany Note to the Bank to secure
its obligations under this Agreement and the other Loan Documents.   Borrower
has also executed the Borrower Security Agreement to secure its obligations hereunder and under the other Loan Documents.

     7.3 FUTURE SUBSIDIARIES AND COLLATERAL. In the event that Borrower hereafter forms or acquires any new Subsidiaries, or Borrower or any of its Subsidiaries hereafter moves any collateral for the obligations under the Loan Documents or acquires any new property or assets which are not subject to the lien of the Loan Documents, then Borrower shall, and shall cause each such Subsidiary, concurrently with the occurrence of any such event:

     (a) to deliver to the Bank a guaranty of the obligations of Borrower under this Agreement executed by any such new Subsidiary, together with 100% of the capital stock of such Subsidiary in pledge to secure the obligations under this Agreement;

     (b) deliver to the Bank such security agreements, mortgages, debentures, financing statements or other similar collateral assignments as the Bank may reasonably request to grant to the Bank a first priority perfected lien in such property; and

     (c) any and all landlord consents, opinions, certificates and other assurances as the Bank may request.

     7.4 SUBORDINATION. The obligations of Borrower to Bastian and Unique shall be subordinate and junior in right of payment to the obligations of Borrower to Bank, in the manner and to the extent set forth in the Subordination Agreement.

8. DISBURSEMENTS, PAYMENTS AND COSTS

     8.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to Bank, or by another means acceptable to Bank. By requesting any extension of credit under this Agreement, Borrower shall be deemed to have reaffirmed that each representation and warranty set forth in this Agreement and the other Loan Documents (other than those which expressly relate only to a specific date) is true and correct as of the date of the making of the requested loan or the issuance of the requested Letter of Credit, and that no Default or Event of Default exists, in each case after giving effect to the making or issuance thereof. If requested by Bank, Borrower will provide written assurances to Bank of the accuracy of each such representation and warranty prior to the making of any requested Loan or the issuance of any requested Letter of Credit.

     8.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by Bank and each payment by Borrower will be:

          (a) made through Bank's South Orange County Regional Commercial Banking Office in Costa Mesa, California or other branch location selected by Bank from time to time;

          (b) made for the account of Bank's branch selected by Bank from time to time;

          (c) evidenced by records kept by Bank. In addition, Bank may, at its discretion, require Borrower to sign one or more promissory notes.

     8.3 TELEPHONE AND TELEFAX AUTHORIZATION

          (a) Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates or the issuance of Letters of Credit given by any one of the individual signers of this Agreement or a person or persons authorized by any one of the individuals signing this Agreement on behalf of Borrower.

          (b) Advances will be deposited in and repayments will be withdrawn from Borrower's account number 1458126057, or such other accounts of Borrower with Bank as designated in writing by Borrower.

          (c) Borrower will provide written confirmation to Bank of any telephone or telefax instructions within one business day. If there is a discrepancy and Bank has already acted on the instructions, the telephone or telefax instructions will prevail over the written confirmation.

          (d) Borrower indemnifies and excuses Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by Borrower to give such instructions. This indemnity and excuse will survive the termination of this Agreement.

     8.4 DIRECT DEBIT

          (a) Borrower agrees that interest and principal payments and fees will be deducted automatically on the due date from Borrower's account number 1458126057, or such other of Borrower's accounts with Bank as designated in writing by Borrower.

          (b) Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, Bank will debit the account on the first banking day following the due date.

          (c) Borrower will maintain sufficient funds in the account on the dates Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date Bank enters any debit authorized by this Agreement, the debit will be reversed.

     8.5 DIRECT DEBIT (LINE OF CREDIT)

          (a) Borrower agrees that Bank may create advances under the line of credit to pay interest, principal payments, and any fees that are due under this Agreement.

          (b) Bank will create any such advances on the dates the payments become due. If a due date does not fall on a banking day, Bank will create the advance on the first banking day following the due date.

          (c) If the creation of an advance under the line of credit causes the total amount of credit outstanding under the line to exceed the limitations set forth in this Agreement, Borrower will immediately pay the excess to Bank upon Bank's demand.

     8.6 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which Bank is open for business in California. For amounts bearing interest at the Offshore Rate described in Section 5, a banking day is a day other than a Saturday or a Sunday on which Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

    8.7 TAXES. If any payments to Bank under this Agreement are made from outside the United States, Borrower will not deduct any foreign taxes from any payments it makes to Bank. If any such taxes are imposed on any payments made by Borrower (including payments under this Section), Borrower will pay the taxes and will also pay to Bank, at the time interest is paid, any additional amount which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed. Borrower will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within 30 days after the due date.

     8.8 ADDITIONAL COSTS. Borrower will pay Bank, on demand, for Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by Bank, using any reasonable method. The costs include the following:

          (a) any reserve or deposit requirements; and

          (b) any capital requirements relating to Bank's assets and commitments for credit.

     8.9 INTEREST CALCULATION. All interest and fees under this Agreement will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

     8.10 DEFAULT RATE. Upon the occurrence and during the continuation of any Default or Event of Default under this Agreement, advances under this Agreement will at the sole option of Bank bear interest at a rate (the "DEFAULT RATE") which is 3.0 percentage points per annum higher than the rate of interest otherwise provided under this Agreement. The Default Rate shall apply not only to principal but to payments of interest and fees which are not paid when due. This may result in a compounding of interest. The imposition of the Default Rate by Bank will not constitute a waiver of any default.

     8.11 OVERDRAFTS. At Bank's sole option in each instance, Bank may do one of the following:

               (a) Bank may make advances under this Agreement to prevent or cover an overdraft on any account of Borrower or HP UK with Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

               (b) Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of Borrower or HP UK with Bank.

This Section shall not be deemed to authorize Borrower or HP UK to create overdrafts on any of their accounts with Bank.

     8.12 COLLECTIONS ON ACCOUNTS RECEIVABLE.   Prior to the occurrence of
any Default or Event of Default, all proceeds of collections of Borrower's accounts receivable received in the Lockboxes shall be collected by Bank and deposited into a the relevant Lockbox Account, and all proceeds of collections of HP UK's accounts receivable shall be deposited directly into the relevant Lockbox Account. Prior to the occurrence of any Default or Event of Default, Bank shall remit any funds collected in the Lockbox Account to Borrower's or HP UK's checking account or other deposit accounts maintained by Borrower or HP UK in accordance with the terms of the Lockbox Agreement. Upon the occurrence and during the continuance of any Default or Event of Default, collections in the Lockbox Account shall be credited to interest, principal, and other sums owed to Bank under this Agreement in the order and proportion determined by Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at Bank's option, be charged to Borrower and HP UK.

9. CONDITIONS

     Bank must receive the following items, in form and substance acceptable to Bank, before it is required to make the initial loans or issue the initial Letters of Credit under this Agreement:

     9.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by Borrower and HP UK of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

     9.2 INCUMBENCY CERTIFICATES; GOVERNING DOCUMENTS. Incumbency certificates for Borrower and HP UK, together with true, correct and complete copy of Borrower's and HP UK's articles of incorporation and bylaws or other organizational papers, certificates of good standing with respect to Borrower issued by the California Secretary of State's office and the California Franchise Tax Board, and evidence of the due formation and existence of HP UK acceptable to the Bank.

     9.3 SECURITY AGREEMENTS, ETC. The Borrower Security Agreement, the Pledge Agreement, the Lockbox Agreements, the Intercompany Debenture and the Borrower Debenture, each duly executed by Borrower or HP UK, as required, together with the collateral pledged thereunder and such other assignments, instruments, financing statements and fixture filings as Bank requires.

     9.4 EVIDENCE OF PRIORITY. Evidence that all security interests and liens to be established in favor of Bank pursuant hereto are valid, enforceable, and prior to all others' rights and interests (other than the purchase money liens disclosed on the UCC search provided to Bank), except those to which Bank explicitly consents in writing.

     9.5 CONSENT TO REMOVAL. A Landlord's Consent from the owner of each parcel of real property leased by Borrower or HP UK.

     9.6 INSURANCE.  Evidence of insurance coverage, as required in Section
11.24 of this Agreement.

     9.7 BUSINESS INTERRUPTION INSURANCE. Evidence of a business interruption insurance policy for at least $4,000,000 with an insurer acceptable to Bank, and with Bank named as an additional loss payee.

     9.8 GUARANTY.  The HP UK Guaranty.

     9.9 SUBORDINATION AGREEMENT. The Subordination Agreement shall have been executed by all parties thereto.

     9.10 INITIAL PUBLIC OFFERING. Evidence acceptable to Bank of the completion of the Initial Public Offering and the receipt by Borrower of Net Proceeds thereof in an amount which is not less than $17,500,000.

     9.11 ACQUISITION. A certificate executed by a senior officer of Borrower certifying that the attached copies of the Acquisition Agreement, the Landing Gear Overhaul Services Agreement with British Airways, and the British Airways Environmental Indemnity are true, correct and complete, together with evidence that the Acquisition is in a position to concurrently close in accordance with the Acquisition Agreement and all applicable laws and in a manner acceptable to Bank.

     9.12 LEGAL OPINIONS. Written opinions from legal counsel for Borrower and HP UK, covering such matters as Bank may require, including the organization, authority and good standing of Borrower and HP UK, the due execution and delivery of all Loan Documents, the valid, binding and enforceable nature of the Loan Documents against Borrower and HP UK, and the possession by Borrower and HP UK of all necessary certificates, permits and licenses which are required to conduct its business as presently conducted, including a valid certificate from the Civil Aviation Authority.

     9.13 APPRAISAL.   An appraisal (by an appraiser acceptable to Bank, and
in form and scope acceptable to Bank) of the fixed assets of the UK Business with results satisfactory to Bank and in any event providing for an orderly liquidation value (after liquidation costs) of rotable gear sets and eligible machinery and equipment of not less than $12,000,000.

     9.14 PAYMENT OF FEES. Payment of all accrued and unpaid expenses incurred by Bank as required by Sections 6.2 and 6.3.

     9.15 MATERIAL CONTRACTS. A Certificate of a senior officer of Borrower certifying that there have been no material amendments to Borrower's contracts with Federal Express, Inc., BTR Dunlop, Inc. and its affiliates and the Coast Guard Contract since November 27, 1996, and that the attached copy of Borrower's long term supply contract with American Airlines is true and correct.

     9.16 CONSENTS. Executed consents and agreements in form and substance acceptable to Bank from (a) each party whose agreement or consent to the Acquisition or any other transaction contemplated hereby is required by any material agreement to which Borrower or any of its Subsidiaries is a party,
(b) each party to any material contract allowing termination upon any change in control of Borrower or any of its Subsidiaries, and (c) which are otherwise deemed necessary by Bank.

     9.17 CERTAIN FINANCIAL INFORMATION.

          (a) A certificate of an officer of Borrower setting forth all revisions (if any) that have been made to the five year annual financial projections for Borrower previously delivered to Bank.

          (b) Pro forma pre-closing and post-closing balance sheets reflecting all adjustments necessary or desirable to reflect the effects of the Acquisition.

          (c) A final sources and uses statement with respect to the Acquisition.

          (d) the British Airways services schedule and agreement for 1998.

     9.18 YEAR 2000 COMPLIANCE. Borrower shall have completed a Year 2000 questionnaire and a comprehensive action plan acceptable to Bank for dealing with computer related problems associated with the year 2000.

     9.19 BORROWING BASE. Borrower shall have delivered the initial Borrowing Base Certificate hereunder as of December 31, 1997.

     9.20 MIS PLAN. Borrower shall have developed and delivered to Bank an acceptable plan in relation to the management information systems for HP UK.

     9.21 TAX LETTER. Borrower shall have delivered a copy of a letter addressed to Borrower by Ernst & Young LLP as to the availability and limitations of certain net operating loss carry-forwards in existence prior to the Initial Public Offering as deductions for inclusion in Borrower's federal and state income tax returns, and such report shall be acceptable to Bank.

     9.22 ENVIRONMENTAL PERMITS. Copies of documents establishing, to the satisfaction of the Bank, that all environmental permits necessary for HP UK to operate the business acquired pursuant to the Acquisition Agreement at its present Heathrow Airport location have been obtained, including without limitation extensions of the following permits:

   Environmental Agency Authorization (Cadmium Plating Process) No. A00130 Local Authority Authorization (Painting Process) EPA B3\26
   Approval (Thames Water Utilities Consent) HS119A

     9.23 OTHER ITEMS.  Any other items that Bank reasonably requires.

10. REPRESENTATIONS AND WARRANTIES

     When Borrower signs this Agreement, and until Bank is repaid in full, Borrower makes the following representations and warranties as to itself and its Subsidiaries. Each request for an extension of credit hereunder constitutes a renewed representation and warranty to Bank:

     10.1 ORGANIZATION OF BORROWER AND ITS SUBSIDIARIES. Borrower and each of its Subsidiaries are corporations duly formed, existing and in good standing under the laws of their respective jurisdictions of formation.
Schedule 1 hereto correctly details the ownership of Borrower as of the Closing Date (separately listing each of the persons owning interests in Borrower prior to the consummation of the Initial Public Offering). The form of organization, number of shares of capital stock issued and outstanding, and ownership of each Subsidiary of Borrower are properly described on
Schedule 1.

     10.2 AUTHORIZATION. This Agreement, the Loan Documents and any instrument or agreement required hereunder or thereunder, are within Borrower's and it Subsidiaries respective powers, have been duly authorized, and do not conflict with any of their respective organizational papers.

     10.3 ENFORCEABLE AGREEMENT. This Agreement and the other Loan Documents are the legal, valid and binding agreements of Borrower and each other party thereto, enforceable against Borrower and each such other party in accordance with their respective terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

     10.4 GOOD STANDING. In each state in which Borrower and its Subsidiaries do business, they are properly licensed, in good standing, and, where required, in compliance with fictitious name statutes. HP UK is properly licensed and in good standing under the laws of England.

     10.5 NO CONFLICTS. This Agreement and the other Loan Documents do not conflict with any law, agreement, or obligation by which Borrower, its Subsidiaries or any of their affiliates are bound.

     10.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to Bank, including pursuant to Section 9 of this Agreement, is:

          (a) sufficiently complete to give Bank accurate knowledge of Borrower's and its Subsidiaries financial condition.

          (b) in compliance with all government regulations that apply.

Since the date of the financial statements of Borrower delivered pursuant hereto for the period ending November 30, 1997, there has been no material adverse change in the assets, consolidated financial condition, business or prospects of Borrower and its Subsidiaries. Each of the projections delivered by Borrower to Bank are, to the best knowledge of Borrower, based upon assumptions which are reasonable and internally consistent, and are consistent with all facts known to Borrower (subject to the uncertainties inherent in all projections).

     10.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against Borrower or its Subsidiaries which, if adversely decided, would impair Borrower's consolidated financial condition or ability to repay the obligations hereunder.

     10.8 COLLATERAL. All collateral required in this Agreement is owned (or is being concurrently acquired) by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been explicitly approved by Bank in writing.

     10.9 PERMITS, FRANCHISES. Borrower and its Subsidiaries possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable them to conduct the business in which they are now engaged.

     10.10 OTHER OBLIGATIONS. Borrower and its Subsidiaries are not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     10.11 INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of the income tax payable by Borrower and its Subsidiaries with respect to any year.

     10.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a Default or Event of Default under this Agreement or any of the other Loan Documents.

     10.13 MERCHANTABLE INVENTORY. All inventory which is included in the Borrowing Base is of good and merchantable quality and free from material defects.

     10.14 ERISA PLANS.

          (a) Borrower and each of its ERISA Affiliates have fulfilled their obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

          (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

          (c) No action by Borrower or any of its ERISA Affiliates to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

          (d) No proceeding has been commenced with respect to a Plan under
     Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          (e) The following terms have the meanings indicated for purposes of this Agreement:

               (i) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

               (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

               (iii) "ERISA AFFILIATE" means, with respect to any person, any other person (or any trade or business, whether or not incorporated) that is under common control with that person within the meaning of
           Section 414 of the Code.

              (iv) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

              (v) "PLAN" means any employee pension benefit plan maintained or contributed to by any Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

     10.15 LOCATION OF BORROWER AND ITS SUBSIDIARIES. Borrower's only place of business (other than its location in the Netherlands) and chief executive office is located at the address listed under Borrower's signature on this Agreement. HP UK's sole business location and the location of its chief executive offices is located at Number 1 London Road, Southampton S015 2AE England or at another location disclosed in writing to the Bank as such.

     10.16 CERTAIN COLLATERAL.

          (a) Each deposit account maintained by Borrower and its Subsidiaries as of the Closing Date is described on Schedule 1 hereto. Borrower has notified Bank in writing of each deposit account opening by Borrower or any of its Subsidiaries following the Closing Date.

          (b) Borrower and its Subsidiaries do not own any patents, trademarks or other intellectual property which is not described on
     Schedule 1 hereto.

          (c) Each Shipset which Borrower or any of its Subsidiaries has received in exchange from one of its customers is Borrower's or such Subsidiary's sole property, free and clear of all liens and rights of others, including without limitation any and all liens and other rights of lenders to customers of Borrower and its Subsidiaries which whom such Shipsets have been exchanged.

          (d) Each of the assets described in the appraisal of the UK Business delivered to Bank shall be purchased pursuant to the Acquisition Agreement and, as of the Closing Date, has not suffered any material deterioration in value since the date of such appraisal.

     10.17 THE ACQUISITION. The Acquisition has been consummated concurrently with the Closing Date in accordance with the Acquisition Agreement and all applicable laws.

     10.18 ENVIRONMENTAL. Borrower, its Subsidiaries and their operations are in material compliance with all Environmental Laws. Borrower and its Subsidiaries have no knowledge of any Environmental Claims that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect upon their condition or their ability to repay the obligations evidenced by this Agreement and the other Loan Documents.

     10.19 GOVERNMENTAL REGULATION. Neither Borrower nor any person controlling Borrower is an "Investment Company" within the meaning of the Investment Company Act of 1940. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur indebtedness.

     10.20 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. Borrower and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their business, without conflict with the rights of any other person.

     10.21 CONTRACTS. Borrower and its Subsidiaries have not entered into any material contracts during the three month period immediately preceding the Closing Date which have not been disclosed to Bank in writing.

     10.22 YEAR 2000 COMPLIANCE. Borrower and its Subsidiaries have implemented a comprehensive program to address the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and expect to resolve on a timely basis any material year 2000 problem. Borrower and its Subsidiaries have also made inquiry of each supplier, vendor and customer of Borrower and its Subsidiaries that is of material importance to the financial well-being of Borrower and its Subsidiaries with respect to the "year 2000 problem". On the basis of that inquiry, Borrower believes that each such supplier, vendor and customer will resolve any material year 2000 problem on a timely basis.

     10.23 LANDLORD CONSENTS.   The landlord consents delivered to Bank with
respect to Borrower's premises in Sun Valley, California, have been delivered from each lessor of the real property comprising that facility
[[[list exceptions, if any]]].

11.   COVENANTS

      Borrower agrees, so long as credit is available under this Agreement and until Bank is repaid in full, unless Bank otherwise agrees in writing, Borrower shall, and shall cause each of its Subsidiaries:

      11.1 USE OF PROCEEDS. To use the proceeds of the credit provided hereunder (a) on the Closing Date to (i) refinance the obligations under the Existing Loan Agreement (including a repayment of the Facility No. 1 thereunder in an amount which is not less than $2,000,000), (ii) to repay a $1,500,000 portion of the Subordinated Note (leaving a principal balance of not less than $5,000,000), (iii) to repay in full the AMR Shipset Payable, and (iv) to partially finance the Acquisition (by means of the loan to HP UK evidenced by the Intercompany Note) and (b) thereafter for the working capital needs of Borrower and HP UK, for Letters of Credit, and, in the case of the Capital Expenditure Loans, only for the purposes approved in connection with each such loan.

     11.2 USE OF PROCEEDS: INELIGIBLE SECURITIES.   Not to use, directly or
indirectly, any portion of the proceeds of the credit (including any Letters of Credit) for any of the following purposes:

          (a) knowingly to purchase Ineligible Securities from BA Securities, Inc. (the "ARRANGER") during any period in which the Arranger makes a market in such Ineligible Securities; or

          (b) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger; or

          (c) to make payments of principal, interest or dividends on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of any Borrower or any affiliate of any Borrower.

     11.3 FINANCIAL AND OTHER INFORMATION. To provide the following financial information and statements and other information:

          (a) Within 90 days following the end of each fiscal year of Borrower, Borrower's consolidated annual financial statements. These financial statements must be audited (with an unqualified opinion) by Ernst & Young, LLP or another nationally recognized firm of independent public accountants reasonably acceptable to Bank and must be accompanied by a management letter prepared by such auditors.

          (b) Within 30 days following the end of each calendar month (including the last calendar month in each fiscal year), Borrower's monthly consolidated and consolidating financial statements showing results for that month and for a year to date basis, PROVIDED THAT if no Default or Event of Default has then occurred, following the delivery of Borrower's audited financial statements for the fiscal year ending December 31, 1998, Borrower shall instead, within 45 days following the end of each fiscal quarter (including the last fiscal quarter in each fiscal year) deliver its quarterly consolidated and consolidating financial statements showing results for that fiscal quarter and on a year to date basis. In either case, these financial statements may be Borrower prepared, and shall include a comparison to plan and prior year on a monthly and year to date basis.

          (c) If requested by Bank, copies of Borrower's federal income tax return, promptly and in any event within 15 days of filing, and copies of any extensions of the filing date.

          (d) Within the period provided for in clause (a) (in relation to Borrower's audited statements and giving effect to any adjustments from the unaudited statements made therein) and promptly and in any event within 45 days following the last day of each fiscal quarter (in relation to the unaudited statements and including the last fiscal quarter in each fiscal year) a compliance certificate signed by an authorized financial officer of Borrower setting forth information and computations (in sufficient detail) to establish (x) that Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, and (y) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and,
     (iii) if any such Default or Event of Default exists, specifying the nature thereof and the action Borrower is taking and propose to take with respect thereto.

          (e) A borrowing base certificate ("Borrowing Base Certificate") setting forth the respective amounts of Acceptable Receivables and Acceptable Inventory and a calculation of the Borrowing Base as of the last day of each month within 20 days after month end and, if requested by Bank copies of the invoices or the record of invoices from each Borrower's and HP UK's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

          (f) (Statements showing an aging and reconciliation of Borrower's and HP UK's receivables within 20 days after the end of each month.

          (g) A statement showing an aging of accounts payable within 20 days after the end of each month.

          (h) If Bank requires Borrower and its Subsidiaries to deliver the proceeds of accounts receivable to Bank upon collection by Borrower and its Subsidiaries, a schedule of the amounts so collected and delivered to Bank.

          (i) An inventory summary report and listing within 20 days after the end of each month, including a description of the inventory, its location and cost, and such other information and collateral reports as Bank may require.

          (j) A listing of the names and addresses, telephone numbers and principal contacts of all debtors obligated upon Borrower's and its Subsidiaries accounts receivable semi-annually within 20 days following the last day of the second and fourth fiscal quarters in each of Borrower's fiscal years.

          (k) 30 days prior to each fiscal year end, updated annual financial projections for Borrower and its Subsidiaries through December 31, 2004, and quarterly financial projections through the subsequent fiscal year.

          (l) Within 90 days following the Closing Date, an audited opening consolidated balance sheet of Borrower prepared by Ernst & Young LLP.

          (m) Promptly upon Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to Borrower as Bank may reasonably request.

          (n) Annually and in any event not later than January 1 of each year, commencing with January 1, 1998, an environmental compliance audit prepared by consultants acceptable to Bank, which audit shall (i) be prepared at the sole cost and expense of Borrower and (ii) detail areas of environmental non-compliance, types of environmental permits and licenses required and held by Borrower, and upgrades to programs, permits and licenses required or to be considered by Borrower due to changes in environmental regulations. The environmental compliance audit shall identify, to a degree of certainty "more likely than not" any conditions or operations that meet the foregoing criteria.

          (q) Promptly and in any event within 5 days following the filing thereof, copies of Borrower's reports on Form 10-K and Form 10-Q and all other material reports filed by Borrower with the Securities and Exchange Commission.

          (r) On a monthly basis until HPUK has vacated the Heathrow Airport location leased from British Airways, not later than the 5th day of each calendar month, (i) a copy of a receipt issued by British Airways for rent paid with respect to that location for that calendar month and (ii) a narrative description of the progress of Borrower's and HP UK's efforts to relocate the operations of HP UK from Heathrow Airport, and an update of the timetable for that relocation.

          (s) Promptly upon Bank's request, such other information as Bank may reasonably request.

     11.4 SENIOR FUNDED DEBT TO ADJUSTED EBITDA. As of the last day of each Fiscal Quarter described below, to maintain a ratio of (a) Senior Funded Debt as of the last day of such Fiscal Quarter to (b) Adjusted EBITDA, which is not greater than the ratio set forth opposite the period in which such Fiscal Quarter ends:

     FISCAL QUARTERS ENDED                               MAXIMUM RATIO
     ---------------------                               -------------
     March 31, 1998 and June 30, 1998                      3.85:1.00

     September 30, 1998                                    3.50:1.00

     December 31, 1998 through September 30, 1999          3.25:1.00

     December 31, 1999 through September 30, 2000          3.00:1.00

     December 31, 2000 through September 30, 2001          2.75:1.00

     Thereafter                                            2.50:1.00.

     11.5 FIXED CHARGE COVERAGE RATIO. To maintain, as of the last day of each Fiscal Quarter set forth below, a ratio of (a) Cash Flow to (b) Fixed Charges which is not less than the ratio set forth opposite the period in which such Fiscal Quarter ends, calculated quarterly on a fiscal year to date basis through December 31, 1998 and on a rolling four quarter basis thereafter.


     PERIOD                                              MINIMUM RATIO
     ------                                              -------------
     March 31, 1998 and June 30, 1998                      1.20:1.00

     September 30, 1998 and December 31, 1998              1.40:1.00

     Thereafter                                            1.50:1.00


     11.6 PROFITABILITY. To maintain a positive net income before taxes and extraordinary income on a cumulative basis for each period of two consecutive fiscal quarters following the Closing Date.

     11.7 OTHER DEBTS. Not to have outstanding or incur any direct or contingent liabilities of any kind or lease obligations or swap or similar hedge agreement obligations (other than to Bank), or become liable for the liabilities of others, without Bank's written consent. This does not prohibit:

          (a) Acquiring goods, supplies, or merchandise on normal trade credit.

          (b) Endorsing negotiable instruments received in the usual course of business.

          (c) Obtaining surety bonds in the usual course of business.

          (d) Debts and leases in existence on the date of this Agreement disclosed in writing to Bank on Schedule 1.

          (e) Additional debts and lease obligations for the acquisition of fixed or capital assets in the ordinary course of Borrower's business, in an aggregate amount not to exceed $750,000 at any one time outstanding.

          (f) the unsecured subordinated debt evidenced by the Subordinated Note on then Closing Date.

           11.8 OTHER LIENS. Not to create, assume, or allow any security interest, encumbrance or judicial or other lien (each a "LIEN") on property Borrower now or later owns, except:

                  (a)  Liens in favor of Bank.

                  (b)  Liens for taxes not yet due.

                  (c) Liens outstanding on the date of this Agreement and disclosed in writing to Bank on Schedule 1.

                  (d) Additional purchase money security interests in personal property acquired using indebtedness of the type described in Section 11.7(e).

           11.9 CAPITAL EXPENDITURES FOR ROTABLE GEARS. Not to make or commit to make capital expenditures (including any amount expended with respect to capital leases) for the purchase or lease of rotable gears in any fiscal year (net of the amount received from the sale of rotable gears) which are in excess of the amount set forth below opposite that fiscal year:

                   FISCAL YEAR                     AMOUNT.

                   1998                            3,000,000
                   1999 and each subsequent
                   fiscal year                     3,500,000.

           11.10 CAPITAL EXPENDITURES FOR OTHER ASSETS. Not to make or commit to make capital expenditures (including any amount expended with respect to capital leases) for any assets (other than expenditures for the purchase or lease of rotable gears which are permitted by Section 11.9) in any fiscal year which are in excess of the amount set forth below opposite that fiscal year:

                   FISCAL YEAR                     AMOUNT.

                   1998                            $4,500,000
                   1999                             2,500,000
                   Each subsequent fiscal year      2,000,000;

PROVIDED that in the event that Borrower and its Subsidiaries expend less than the amount allotted above during the 1998 fiscal year, the unexpended amount, not to exceed $2,250,000, may be carried over to the 1999 fiscal year.

           11.11 DIVIDENDS AND OTHER PAYMENTS. Not to declare or pay any dividends or other distributions on any of Borrower's shares, or make any loan or investment having the effect of making any such dividend or distribution, and not to purchase, redeem or otherwise acquire for value any of Borrower's shares, or create any sinking fund in relation thereto, and not to make other payments to Unique, Bastian or their respective affiliates, including without limitation management fees, except that Borrower may pay Permitted Management Fees when no Default or Event of Default exists or would result therefrom.

           11.12 LOANS TO OFFICERS. Not to make any loans, advances or other extensions of credit to Borrower's or its Subsidiaries' executives, officers, or directors or shareholders (or any relatives of any of the foregoing), other than amounts which do not exceed $10,000, in the aggregate, at any time.

           11.13  NOTICES TO BANK.  To promptly notify Bank in writing of:

                  (a) any lawsuit over $100,000 against Borrower or any of its Subsidiaries.

                  (b) any substantial dispute between Borrower and its Subsidiaries and any government authority.

                  (c) any known failure to comply with this Agreement or the other Loan Documents.

                  (d) any material adverse change in Borrower's and its Subsidiaries financial condition or operations.

                  (e) any change in the name, legal structure, place of business, or chief executive office of Borrower or any of its Subsidiaries.

                  (f) any pending or threatened environmental investigation or proceeding not previously disclosed to Bank in writing involving Borrower, its Subsidiaries or any of the real property upon which their operations are located.

           11.14  BOOKS AND RECORDS.  To maintain adequate books and records.

           11.15 AUDITS. To allow Bank and its agents to inspect Borrower's and its Subsidiaries properties and examine, audit and make copies of books and records at any reasonable time, provided that if no Default or Event of Default exists, Bank will provide prior verbal or written notice of its intention to exercise its rights under this Section not later than the business day prior to its exercise and, if requested by Borrower, will provide written confirmation of any such verbal notice. If any of Borrower's or its Subsidiaries properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank's requests for information concerning such properties, books and records. Bank has no duty to inspect Borrower's properties or to examine, audit or copy books and records and Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that Bank inspects Borrower's properties or examines, audits or copies books and records, Bank will be acting solely for the purposes of protecting Bank's security and preserving Bank's rights under this Agreement. Neither Borrower nor any other party is entitled to rely on any inspection or other inquiry by Bank. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any adverse condition that may be observed as affecting Borrower's properties or premises, or Borrower's business. Bank may in its discretion disclose to Borrower or any other party any findings made as a result of, or in connection with, any inspection of Borrower's properties.

           11.16 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the business of Borrower and its Subsidiaries.

           11.17 PRESERVATION OF RIGHTS. To use commercially reasonable efforts to maintain and preserve all rights, privileges, and franchises Borrower and its Subsidiaries now have.

           11.18 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to the properties of Borrower and its Subsidiaries which are necessary to keep the same in good working condition.

           11.19 PERFECTION OF LIENS. To help Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

          11.20 PLACES OF BUSINESS. Not to open additional business locations or store property having a value in excess of $10,000 at any location not disclosed to Bank in writing.

           11.21 COOPERATION. To take any action reasonably requested by Bank to carry out the intent of this Agreement.

           11.22  INSURANCE.

                  (a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to Bank and must include a lender's loss payable endorsement in favor of Bank in a form acceptable to Bank.

                   (b) GENERAL BUSINESS INSURANCE. To maintain insurance acceptable to Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrower's and its Subsidiaries' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for Borrower's and its Subsidiaries' business.

                  (c) EVIDENCE OF INSURANCE. Upon the request of Bank, to deliver to Bank a copy of each insurance policy, or, if permitted by Bank, a certificate of insurance listing all insurance in force.

           11.23 ADDITIONAL NEGATIVE COVENANTS. Not to, without Bank's written consent:

                  (a) engage in any business activities substantially different from Borrower's and its Subsidiaries' present business.

                  (b) liquidate or dissolve Borrower's or any Subsidiary's business or adopt a plan to take any such action.

                  (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

                  (d) without the prior written consent of Bank (no to be unreasonably withheld or delayed), lease, or dispose of any assets of Borrower or its Subsidiaries which have an aggregate value in excess of $100,000 in any year, other than sales and leases of inventory in the ordinary course of business.

                   (e)  acquire or purchase a business or its assets.

                   (f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of Borrower's fixed or capital assets.

                   (g) voluntarily suspend Borrower's business for any period.

           11.24  ERISA PLANS.  To give prompt written notice to Bank of:

                   (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                   (b) Any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                   (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

                   (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

     11.25 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. To maintain proper books of record and account, in which full, true and correct entries consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower and its Subsidiaries. The financial statements of Borrower and its Subsidiaries shall, in addition, be in conformity with generally accepted accounting principles, consistently applied. Borrower shall, and shall cause its Subsidiaries to, permit representatives and independent contractors of Bank to visit and inspect any of their properties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers, and independent public accountants, all without unreasonably interfering with the normal operations of Borrower and its Subsidiaries, and all at such times during normal business hours and as often as may be reasonably desired, provided that if no Default or Event of Default exists, Bank will provide prior verbal or written notice of its intention to exercise its rights under this Section not later than the business day prior to its exercise and, if requested by Borrower, will provide written confirmation of any such verbal notice.

     11.26 ENVIRONMENTAL LAWS. To conduct its operations and keep and maintain its property in compliance with all Environmental Laws. Borrower and its Subsidiaries will maintain all required records and procedures in relation to its environmental compliance programs.

     11.27 COLLECTION OF ACCOUNTS. To instruct all account debtors with respect to accounts owed to Borrower and HP UK to remit their payments to the appropriate Lockbox or directly to the appropriate Lockbox Account. All amounts remitted to the Lockbox shall be credited to the Lockbox Account after allowing for the number of clearance days specified by the agreements establishing the Lockbox. Borrower shall also:

               (a) Cause all collections which are received by Borrower and HP UK, whether in cash or otherwise, to be deposited by Borrower and HP UK as and when received in kind (except for any endorsement necessary to vest title to any instrument in Bank) into the appropriate Lockbox Accounts;

               (b) unless otherwise agreed by Bank, either (i) maintain all of Borrower's and its Subsidiaries' deposit account relationships with Bank, or (ii) cause the granting to Bank of perfected first priority liens in all depositary accounts maintained by Borrower and its Subsidiaries pursuant to documents acceptable to Bank.

     11.28 AMENDMENT TO THE ENVIRONMENTAL INDEMNITIES.   Not to amend or modify
the BTR Environmental Indemnity or the British Airways Environmental Indemnity in any respect without the prior written consent of Bank.

     11.29 CAPITALIZATION OF HP UK.   Use or permit the use of any funds loaned
by Bank to Borrower to be subscribed for shares of capital stock of HP UK or otherwise used in a manner which could result in the HP Guaranty being "financial assistance" within the meaning of the Companies Act under English law, or permit HP UK to issue any preferred stock.

     11.30 SWAP ARRANGEMENTS.   To enter into contracts for interest rate
protection for Borrower with respect to not less than 60% of the projected outstanding principal balance of Facility No. 2 for a period of not less than four years, and with other terms, conditions and counterparties reasonably acceptable to Bank within 30 days following the Closing Date.

     11.31 INVESTMENTS IN SUBSIDIARIES.    Not to make any investment in HP UK
following the Closing Date which is not evidenced by the Intercompany Note, or make any investment in any new Subsidiary unless, concurrently therewith, Borrower causes all of the issued and outstanding capital stock or other equity securities of such Subsidiary to be pledged to the Bank and causes such Subsidiary to issue a guarantee of the obligations under the Loan Documents secured by all of its assets, in each case pursuant to agreements reasonably acceptable to the Bank.

     11.32 NEW PREMISES.   Prior to entering into any lease of any real
property, deliver to Bank any landlord consents, estoppels and subordinations as the Bank may reasonably request from the landlords of such premises, and from any other person who, by reason of Borrower's or its Subsidiaries' tenancy, may have claims against the assets of Borrower and its Subsidiaries located on such premises.

12.  DEFAULT

          If any of the following events occur, Bank may declare Borrower in default, stop making any additional credit available to Borrower, require Borrower to repay their entire debt immediately and without prior notice, or any combination of the foregoing. If an event described in Section 12.5, occurs with respect to Borrower or any of its Subsidiaries then the entire debt outstanding under this Agreement will automatically be due immediately.

           12.1 FAILURE TO PAY. Borrower or any of its Subsidiaries fails to make a payment under this Agreement or the other Loan Documents when due.

           12.2 LIEN PRIORITY. Bank fails to have an enforceable first lien (except for any prior liens to which Bank has consented in writing) on or security interest in any property given as security for this Agreement or any of the Loan Documents.

           12.3 LOAN DOCUMENTS. Any party to any Loan Document seeks to terminate, revoke or rescind its liability thereunder, or asserts in writing that its liability is terminated, revoked or rescinded, or any Loan Document ceases to be in full force and effect (except in accordance with its express terms) or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect.

           12.4 FALSE INFORMATION. Borrower, any of its Subsidiaries or Unique has furnished to Bank false, materially incorrect or misleading information or representations, including any information which omits any fact which is required to make the information not materially misleading.

           12.5 BANKRUPTCY. Borrower or any of its Subsidiaries files a bankruptcy petition, a bankruptcy petition is filed against Borrower or any of its Subsidiaries, or Borrower or any of its Subsidiaries, any Subsidiary of Borrower takes any corporate action or other stpes are taken or legal or other proceedings are started for its winding up, dissolution or reorganization, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer for its or any portion of its assets, or Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors. An Event of Default under this Section 12.5 will be deemed cured if any such bankruptcy petition filed is dismissed within a period of 60 days after the filing; PROVIDED, HOWEVER, that Bank will not be obligated to extend any additional credit to Borrower during that period.

           12.6 RECEIVERS. A receiver or similar official is appointed for Borrower's or any of its Subsidiaries business, or the business is terminated.

           12.7 JUDGMENTS. Any judgments or arbitration awards are entered against Borrower or any of its Subsidiaries, or Borrower or any of its Subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, which are either (i) in an aggregate amount of $500,000 or more in excess of any insurance coverage, or (ii) absent procurement of a stay of execution, such judgments or arbitration awards remain unsatisfied for thirty calendar days after the date of the entry thereof, or in any event later than five days prior to the date of any proposed sale thereunder.

           12.8 GOVERNMENT ACTION. Any government authority takes action that Bank believes materially adversely affects Borrower's and its Subsidiaries consolidated financial condition or ability to repay the obligations under this Agreement.

           12.9 MATERIAL ADVERSE CHANGE. There occurs any material adverse change occurs in the consolidated financial condition, properties or prospects of Borrower and its Subsidiaries, or their ability to repay their respective obligations. Borrower acknowledges that termination of Borrower or any of its Subsidiaries contracts or relationships with any Major Customer may be considered to be such material adverse effect depending on the factual context then in existence.

           12.10  CROSS-DEFAULT.   Borrower or any of its Subsidiaries (a)
fails to make any payment in respect of any indebtedness, capital lease or contingent obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any indebtedness, capital lease or contingent obligation, in each case if the effect of such failure, event or condition is to cause, or to permit the holder or holders of any indebtedness, capital lease or contingent obligation (or a trustee or agent on behalf of such holder or holders) to cause indebtedness or capital leases in an amount which exceeds $250,000 to be declared to be due and payable prior to their stated maturity, or any such contingent obligation to become payable or cash collateral in respect thereof in an amount in excess of $250,000 to be demanded.

           12.11 OTHER BANK AGREEMENTS. Borrower or any of its Subsidiaries fails to meet the conditions of, or fails to perform any obligation under any other agreement it has with Bank or any affiliate of Bank in any material respect.

           12.12 ERISA PLANS. The occurrence of any one or more of the following events with respect to Borrower or any of its ERISA Affiliates, provided such event or events could reasonably be expected, in the judgment of Bank, to subject Borrower or any of its ERISA Affiliates to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrower and its Subsidiaries with respect to a Plan:

                  (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

                  (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or Borrower's full or partial withdrawal from a Plan.

           12.13  ENVIRONMENTAL INDEMNITY BREACH.   British Airways or BTR
Dunlop, Inc. fails to honor within 15 days of written request therefor any obligation payable by Borrower which is within the scope of the British Airways Environmental Indemnity or the BTR Environmental Indemnity which requires the immediate payment by Borrower of an amount in excess of $500,000.

           12.14  CHANGE IN CONTROL OR MANAGEMENT.  Any of the following occurs

                  (a) All or substantially all of the assets of Borrower or any of its Subsidiaries are sold, leased or otherwise disposed of (in a single transaction or in a series of related transactions);

                  (b) The persons owning equity interests in Borrower as of the day to the Initial Public Offering as described as "prior shareholders" in Schedule 1, or members of their immediate families or trusts for the benefit of members of their immediate families, fail to own, beneficially and of record, and control the power to vote, 35% of the equity securities of Borrower entitled to ordinary voting power during the three year period following the Closing Date, or 30% thereafter; or

                 (c) Any person or entity or "affiliated group" (other than existing shareholders described on Schedule 1) acquires more than 30% of the equity securities of Borrower entitled to ordinary voting power;

                 (d) Less than a majority of those persons constituting the board of directors of Borrower as of the Closing Date fail to remain as members of the board of directors of Borrower; or

          (e) David Lokken, Brian Aune, Brian Carr or Michael Riley ceases to be actively involved on a full time basis in their current capacities as executive level employees of Borrower at any time and a replacement acceptable to Bank is not appointed (or another plan for replacement which is acceptable to the Bank is not in place) within 90 days.

          (f) Richard Adey ceases to be actively involved on a full time basis in his current capacity as managing director of HP UK at any time during the two year period following the Closing Date and a replacement acceptable to Bank is not appointed (or another plan for replacement which is acceptable to the Bank is not in place) within 90 days.

          12.15 SUBORDINATION. Bastian, Unique or Borrower asserts in writing that the Subordinated Note (or the "Bastian Note" referred to in the Subordination Agreement") is not subordinated in accordance with the terms of the Subordination Agreement.

          12.16 BALANCE SHEET. The audited opening balance sheet prepared by Ernst & Young and delivered pursuant to Section 11.3(m) varies, in any material respect, from the unaudited opening balance sheet submitted to Bank prior to the Closing Date.

          12.17 OTHER BREACH UNDER AGREEMENT. Borrower, HP UK, Unique or Bastian fail to meet the conditions of, or fails to perform any obligation under, any term of this Agreement or the other Loan Documents not specifically referred to in this Article.

          12.18 LICENCES, CERTIFICATES, PERMITS AND OTHER AUTHORIZATIONS. Borrower and its Subsidiaries cease to hold any license, certificate, permit or other authorization from any governmental or quasi-governmental authority which is necessary for the effective conduct of their business as presently or properly conducted.

13.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

          13.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

          13.2 CALIFORNIA LAW.  This Agreement is governed by California law.

          13.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on Borrower's and Bank's successors and assignees. Borrower agrees that it may not assign this Agreement without Bank's prior written consent, and that any purported assignment by Borrower without that consent shall be VOID ab initio. BANK MAY SELL PARTICIPATIONS IN OR ASSIGN THIS LOAN, PROVIDED that when no Default or Event of Default exists, Bank will obtain Borrower's prior written consent to any such assignment or participation, not to be unreasonably withheld. In furtherance of its rights under this Section, Bank may exchange financial information about Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against Borrower.

           13.4  ARBITRATION.

                 (a) This Section concerns the resolution of any controversies or claims between Borrower and any of its Subsidiaries and the Bank, including but not limited to those that arise from:

                        (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                        (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                        (iii) Any violation of this Agreement; or

                        (iv) Any claims for damages resulting from any business conducted between Borrower, its Subsidiaries and Bank, including claims for injury to persons, property or business interests (torts); PROVIDED that the Bank shall be entitled to resolve any controversies or claims which arise under the HP UK Guaranty, and each other Loan Document which states that it is governed by the laws of England, Wales or the United Kingdom, without reference to arbitration and (in the event that any controversy or claim under the Loan Documents involves both arbitrable claims and claims subject to the laws of England, Wales or the United Kingdom exempt from arbitration as aforesaid), shall be entitled to sever from the arbitrable claims and independently enforce pursuant to such laws the claims subject to the laws of England, Wales and the United Kingdom.

               (b) At the request of Borrower, any relevant Subsidiary or Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

               (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration and will be conducted within Los Angeles County, California.


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

               (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this Section is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this Section is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

               (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

               (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

               (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to Bank secured by real property located in California. In this case, both Borrower and Bank must consent to submission of the claim or controversy to arbitration. If all parties do not consent to arbitration, the controversy or claim will be settled as follows:

                       (i) Borrower and Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                      (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                      (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                      (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

               (h) This provision does not limit the right of Borrower or Bank to:

                       (i)  exercise self-help remedies such as setoff;


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

                       (ii) foreclose against or sell any real or personal property collateral; or

                       (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                               (A) an interim remedy; and/or

                               (B) additional or supplementary remedies.

                        (iv) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of Borrower or Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both Borrower and Bank to seek resolution through arbitration.

          13.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. Bank retains all rights, even if it makes a loan after Default or Event of Default. If Bank waives a Default or event of Default, it may enforce a later Default or Event of Default. Any consent or waiver under this Agreement must be in writing.

          13.6 ADMINISTRATION COSTS. Borrower shall pay Bank for all reasonable costs incurred by Bank in connection with administering this Agreement.

          13.7 ATTORNEYS' FEES. Borrower shall reimburse Bank for any reasonable costs and attorneys' fees incurred by Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this Section, "attorneys' fees" includes the allocated costs of Bank's in-house counsel.

          13.8 ONE AGREEMENT. This Agreement and any security or other agreements referred to in this Agreement, collectively:


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

                 (a) represent the sum of the understandings and agreements between Bank and Borrower concerning this credit;

                 (b) replace any prior oral or written agreements between Bank and Borrower concerning this credit; and

                 (c) are intended by Bank and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

          This Section shall not be construed to terminate or otherwise affect the Landlord Consents, the Assignment of Monies Due and to Become Due dated December 5, 1996 (regarding Contract DTGC-38-95-D-20018 with the United States Coast Guard), the Authorization and Agreement for Account Management Services dated November 27, 1996 between Borrower and Bank, each Landlord Consent and Agreement, and any other instrument, document or agreement executed by Borrower and AqHawk in connection with the Existing Loan Agreement (each of which shall continue to be in full force and effect and accrue to the benefit of the Bank), PROVIDED that it is expressly agreed and understood that the Limited Guaranty dated as of November 27, 1996 executed by Melanie L. Bastian with respect to the Existing Loan Agreement, and (ii) the Pledge Agreement dated as of November 27, 1996 made by the shareholders in Borrower in favor of the Bank, are each terminated and deemed to be of no further force and effect as of the Closing Date.

          13.9 DISPOSITION OF SCHEDULES, REPORTS, ETC. DELIVERED BY BORROWER. Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by Borrower or HP UK. Bank will destroy or otherwise dispose of such materials at such time as Bank, in its discretion, deems appropriate.

          13.10 RETURNED MERCHANDISE. Until Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, Borrower and its Subsidiaries may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by Borrower or its Subsidiaries or upon such other disposition of the merchandise by the debtor in accordance with Borrower's or its Subsidiaries' instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.


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

          13.11 VERIFICATION OF RECEIVABLES. Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

          13.12 INDEMNIFICATION. Borrower shall defend and indemnify the Bank and its officers, directors, employees and agents (each, an "Indemnified Person"), against all claims, damages, liabilities and expenses which may be incurred by or asserted against any of them (except by Borrower) in connection with this Agreement, the other Loan Documents and the transactions contemplated herein, in the other Loan Documents and in the Acquisition Agreement, or which are related thereto, and for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding, whether commenced or threatened (including without limitation the allocated cost of in-house attorneys and staff), or in any way relating to the extension of the financing contemplated by this Agreement or from any use or intended use of any of the proceeds thereof except, in the case of any Indemnified Person, to the extent any such loss, claim, damage or liability results from the gross negligence or willful misconduct of such Indemnified Person. Without limitation on the foregoing, Borrower will indemnify and hold harmless Bank and each other Indemnified Person from any loss, or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any materials which described as "hazardous" or "toxic" under or which are governed by any Environmental Laws, irrespective of whether such materials are on, under or about Borrower's premises. The indemnities under this Section will survive the termination of this Agreement and the repayment of all obligations of Borrower hereunder.

          13.13 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as Bank and Borrower may specify from time to time in writing.

          13.14 HEADINGS. Article and Section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.


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

          13.15 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page hereof.

BANK OF AMERICA NATIONAL                           HAWKER PACIFIC AEROSPACE, a
TRUST AND SAVINGS ASSOCIATION                      California corporation


By ____________________________                    By  _________________________

Title __________________________                   Title _______________________


By ____________________________                    By  _________________________

Title __________________________                   Title _______________________


Address where notices to                           Address where notices to
Bank are to be sent:                               Borrower are to be sent:

675 Anton Boulevard, Second Floor                  Hawker Pacific Aerospace
Costa Mesa, California 92626                       11240 Sherman Way
Attention: Deborah Miller, Vice President          Sun Valley, California  91352
                                                   Attention: David Lokken

                                                   With a copy to:

                                                   Unique Investment Corporation
                                                   1380 Vernon Street
                                                   Anaheim, California  92805
                                                   Attention: Daniel J. Lubeck


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

Schedule 1 to Business Loan Agreement


Deposit Accounts

BANK    ACCOUNT NO.


Intellectual Property

PATENTS


TRADEMARKS


COPYRIGHTS


PERSONS OWNING INTERESTS IN BORROWER

NAME    PERCENTAGE OWNERSHIP     NO. OF  SHARES


SUBSIDIARIES

Name    Number of Shares         Form of Organization

EXISTING DEBTS, CONTINGENT OBLIGATIONS AND LEASES.



EXISTING LIENS.


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